UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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TREEHOUSE FOODS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TREEHOUSE FOODS, INC.
2021 SPRING ROAD
SUITE 600
OAK BROOK, ILLINOIS 60523

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
ON APRIL 28, 2011

You are cordially invited to attend the Annual Meeting of Stockholders of TreeHouse Foods, Inc. (“TreeHouse” or the “Company”) that will be held at 2015 Spring Road, Lower Level, Conference Room B, Oak Brook, Illinois 60523, on Thursday, April 28, 2011 at 9:00 a.m., local time.

Once again, we are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process expedites stockholders’ receipt of proxy materials, while also lowering the costs and reducing the environmental impact of our Annual Meeting. On or about March 16, 2011, we will mail to our stockholders who have not already requested paper material, a Notice containing instructions on how to access our 2011 Proxy Statement and annual report and vote online. All stockholders who have elected to continue to receive paper material will receive a copy of the Proxy Statement and annual report by mail. The Proxy Statement contains instructions on how you can (i) receive a paper copy of the Proxy Statement and annual report, if you only received a Notice by mail, or (ii) elect to receive your Proxy Statement and annual report over the Internet, if you received them by mail this year.

At the Annual Meeting you will be asked to vote on the following matters:

1.	To elect three directors to hold office until the 2014 Annual Meeting of Stockholders;

2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2011;

3.	To amend our Restated Certificate of Incorporation to provide stockholders the right to call special meetings of stockholders;

4.	To amend our Restated Certificate of Incorporation to reduce the stockholder vote required to remove a director for cause;

5.	To provide an advisory approval vote on executive compensation;

6.	To provide an advisory approval vote on the frequency of future advisory votes on executive compensation; and

7.	To consider any other business that may properly come before the meeting.

The matters listed above are fully discussed in the Proxy Statement accompanying this Notice. A copy of our 2010 Annual Report is also enclosed.

The record date for the Annual Meeting is March 7, 2011. Only stockholders of record as of March 7, 2011 are entitled to notice of and to vote at the Annual Meeting.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy by phone, via the Internet, or by completing, signing, dating and returning the enclosed proxy card in the enclosed envelope. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

Thomas E. O’Neill
Corporate Secretary

March 8, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 28, 2011

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

Our Proxy Statement and our annual report are available at http://bnymellon.mobular.net/bnymellon/ths/. Our Proxy Statement includes information on the following matters, among other things:

•	The date, time and location of the Annual Meeting;

•	A list of the matters being submitted to the stockholders for approval; and

•	Information concerning voting in person at the Annual Meeting.

If you want to receive a paper copy or e-mail of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy to BNY Mellon Shareowner Services by telephone at 1-888-313-0164, by email at shrrelations@bnymellon.com or online at http://www.proxyvoting.com or contact the Company’s Investor Relations Department directly at our principal executive office: TreeHouse Foods, Inc., 2021 Spring Road, Suite 600, Oak Brook, Illinois 60523, telephone (708) 483-1300. Please make your request on or before April 16, 2011 to facilitate timely delivery.

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TREEHOUSE FOODS, INC.
2021 SPRING ROAD
SUITE 600
OAK BROOK, ILLINOIS 60523

PROXY STATEMENT

SUMMARY OF THE ANNUAL MEETING

We are furnishing this Proxy Statement in connection with the solicitation of proxies by the Board of Directors (the “Board”) of TreeHouse Foods, Inc. (“TreeHouse” or the “Company”) for use in voting at the Annual Meeting of Stockholders (the “Meeting”). The Meeting will be held at 2015 Spring Road, Lower Level, Conference Room B, Oak Brook, Illinois 60523, on Thursday, April 28, 2011, at 9:00 a.m. (Central Time). This Proxy Statement is being sent to stockholders on or about March 16, 2011.

The solicitation of proxies from the stockholders is being made by the Board of Directors and management of the Company. The cost of this solicitation, including the cost of preparing and making the Proxy Statement, the proxy card, notice of Annual Meeting and annual report, are all being paid for by the Company.

Who May Vote

If you are a stockholder of record on March 7, 2011, you are entitled to vote at the Meeting. As of that date, there were 35,748,818 shares of the Company’s common stock (“Common Stock”) outstanding, the only class of voting securities outstanding. You are entitled to one vote for each share of common stock you own, without cumulation, on each matter to be voted upon at the Meeting.

How Proxies Work

Only votes cast in person at the Meeting or received by proxy before the beginning of the Meeting will be counted at the Meeting. Giving us your proxy means you authorize us to vote your shares at the Meeting in the manner you direct. If your shares are held in your name, you can vote by proxy in three convenient ways:

•	By Internet: Go to http://www.proxyvoting.com/ths and follow the instructions.

•	By Telephone: Call toll-free 1-866-540-5760 and follow the instructions.

•	By Mail: Complete, sign, date and return your proxy card in the enclosed envelope.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (Central Time) on April 27, 2011.

As permitted by Securities and Exchange Commission (“SEC”) rules, TreeHouse is making this Proxy Statement and its annual report available to its stockholders electronically via the Internet. On or about March 16, 2011, we will mail our stockholders a Notice containing instructions on how to access this Proxy Statement and our annual report and vote online. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and annual report. The Notice also instructs you on how you may submit your proxy over the Internet. If you receive a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained in the Notice.

If your proxy is properly returned, the shares it represents will be voted at the Meeting in accordance with your instructions. If you execute and return your proxy but do not give specific instructions, your shares will be voted as follows:

•	FOR the election of each of the three nominees for director set forth herein;

•	FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2011;

•	FOR the amendment of our Restated Certificate of Incorporation (the “Certificate”) to provide stockholders the right to call special meetings of stockholders;

•	FOR the amendment of our Certificate to reduce the stockholder vote required to remove a director for cause;

•	FOR the advisory approval of the compensation of the Company’s named executive officers as described in this Proxy Statement under “Compensation Discussion and Analysis” and “Executive Compensation;”

•	FOR the advisory approval of an advisory vote on the compensation of the Company’s named executive officers to occur every year; and

•	with respect to any other matter that may properly come before the Meeting, at the discretion of the persons voting the respective proxies.

The Board does not intend to bring any matters before the Meeting except those indicated in the Notice. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

Shares Held Through a Bank, Broker or Other Nominee

If you are the beneficial owner of shares held in “street name” through a bank, broker or other nominee, such bank, broker or nominee, as the record holder of the shares, must vote those shares in accordance with your instructions. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items but not with respect to “non-discretionary” items. On non-discretionary items, for which you do not give instructions, the shares will be treated as “broker non-votes.” A discretionary item is a proposal that is considered routine under the rules of the New York Stock Exchange. Shares held in street name may be voted by your broker on discretionary items in the absence of voting instructions given by you. The proposal concerning the ratification of the independent registered public accounting firm (Proposal 2) is discretionary. Since 2010, brokers are no longer permitted to vote your shares for the election of directors (Proposal 1), and Proposal 1 is considered non-discretionary. Additionally, all other proposals to be voted on at the Meeting are non-discretionary.

Quorum

Stockholders of record may vote their proxies by telephone, internet or mail. By using your proxy to vote in one of these ways, you authorize any of the three officers whose names are listed on the front of the proxy card accompanying this Proxy Statement to represent you and vote your shares. Holders of a majority of the shares entitled to vote at the Meeting must be present in person or represented by proxy to constitute a quorum. Of course, if you attend the Meeting, you may vote by ballot. If you are not present, your shares can be voted only when represented by a properly submitted proxy. Abstentions and broker non-votes (as described below under the heading “— Required Vote”) are counted for purposes of determining whether a quorum is met.

Revoking a Proxy

Submitting your proxy now will not prevent you from voting your shares at the Meeting if you desire to do so, as your proxy is revocable at your option. You may revoke your proxy at any time before it is voted at the Meeting by:

•	delivering to Thomas E. O’Neill, our Senior Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary, a signed written revocation letter dated later than the date of your proxy;

•	submitting a proxy to the Company with a later date; or

•	attending the Meeting and voting in person (your attendance at the Meeting will not, by itself, revoke your proxy; you must also vote in person at the Meeting).

Required Vote

The election of the nominees for director (Proposal 1) in an uncontested election will become effective only upon the affirmative vote of shares of common stock representing a majority of the votes cast “for” or “against” such nominee. The ratification of the selection of our independent registered public accounting firm (Proposal 2), the advisory vote on executive compensation (Proposal 5) and the approval of any other matter that may properly come before the Meeting will become effective only upon the affirmative vote of shares of common stock representing a majority of the votes cast “for” or “against” such proposal. The amendments of the Certificate (Proposals 3 and 4) will become effective only upon the affirmative vote of shares of common stock representing 75% of the votes entitled to vote at the Meeting. On the advisory vote on the frequency of the advisory approval vote on executive compensation (Proposal 6), the frequency alternative that receives the most votes will be the choice of stockholders. Votes cast as “for” or “against” are counted as a vote, while votes cast as abstentions will not be counted as a vote but will be counted for purposes of determining a quorum. Accordingly, abstentions will have the effect of a negative vote. So-called “broker non-votes” (brokers failing to vote by proxy shares of the common stock held in nominee name for customers on any non-discretionary matters) will not be counted as a vote at the Meeting and will not have a direct impact on any non-discretionary proposal.

Resignation Policy

Our Corporate Governance Guidelines utilize a resignation policy in the election of directors. Accordingly, if an incumbent director nominee receives a greater number of votes marked “against” his or her election than votes marked “for” his or her election, that nominee is required to tender his or her resignation following certification of the stockholder vote. The Nominating and Corporate Governance Committee is required to make recommendations to the Board with respect to any such resignation. The Board is required to take action with respect to this recommendation and to disclose its decision-making process.

ELECTION OF DIRECTORS (PROPOSAL 1)

We have a classified Board consisting of three classes. At each annual meeting a class of directors is elected for a term of three years to succeed any directors whose terms are expiring. We believe this classified board structure is appropriate for the Company. Given the size of the Company, we may experience difficulty in identifying and recruiting individuals to serve as directors. Obtaining a three-year commitment from our directors assists us in retaining highly qualified directors who have experience and familiarity with our business and the markets in which we operate. The Board believes that such long-term institutional knowledge benefits TreeHouse and enables the Board to better consider and provide long-term strategic planning.

At the Meeting, you will elect a total of three directors to hold office, subject to the provisions of the Company’s By-laws, until the annual meeting of stockholders in 2014 and until their successors are duly elected and qualified. Unless you indicate otherwise, the shares represented by your proxy will be voted FOR the election of Ms. Ann M. Sardini and Messrs Dennis F. O’Brien and Sam K. Reed, the nominees set forth below. The affirmative vote of a majority of the votes cast is required to elect each director. In other words, the number of votes “for” a director must exceed the number of votes “against” a director in order to elect such director. For information regarding our resignation policy, see “Summary of the Annual Meeting — Resignation Policy” in this Proxy Statement.

Ms. Sardini and Messrs. O’Brien and Reed have each agreed to be nominated and to serve as a director if elected. However, if any nominee at the time of his or her election is unable or unwilling to serve, or is otherwise unavailable for election, and as a result, another nominee is designated by the Board, then you or your designee will have discretion and authority to vote or refrain from voting for such nominee.

Proposal 1 — Election of Directors

Election of Ann M. Sardini — Continuing in office — Term expiring 2014

The Nominating and Corporate Governance Committee and the Board have recommended Ms. Sardini for nomination for re-election to the Company’s Board. Certain information about Ms. Sardini is contained below.

ANN M. SARDINI was elected as a Director on May 1, 2008. Since April 2002, Ms. Sardini has served as the Chief Financial Officer of Weight Watchers International, Inc. She served as Chief Financial Officer of Vitamin Shoppe.com, Inc., a seller of vitamins and nutritional supplements, from September 1999 to December 2001, and from March 1995 to August 1999 she served as Executive Vice President and Chief Financial Officer for the Children’s Television Workshop. In addition, Ms. Sardini has held finance positions at QVC, Inc., Chris Craft Industries and the National Broadcasting Company. In addition to our Board, Ms. Sardini currently serves on or has previously served on the boards of directors of Weight Watchers Danone China Co. Ltd. and Venaca Inc. Ms. Sardini holds a B.A. from Boston College and an M.B.A from Simmons College Graduate School of Management. Ms. Sardini is Chairman of the Audit Committee of our Board of Directors. Ms. Sardini has over 20 years of experience in senior financial management positions in branded media and consumer products companies. She provides independent guidance to the Board on a wide variety of general corporate and strategic matters based on her extensive executive experience, financial experience as chief financial officer of a public company, and broad business background.

Election of Dennis F. O’Brien — Continuing in office — Term expiring 2014

The Nominating and Corporate Governance Committee and the Board have recommended Mr. O’Brien for nomination for re-election to the Company’s Board. Certain information about Mr. O’Brien is contained below.

DENNIS F. O’BRIEN was elected as a Director on August 6, 2009. Since April 2008, Mr. O’Brien has served as a partner of Gryphon Investors, Inc., a private equity firm. Prior to joining Gryphon, Mr. O’Brien was the Chief Executive Officer of Penta Water Company, a maker of bottled water, from April 2007 to April 2008. Mr. O’Brien held a series of executive positions with ConAgra Foods, Inc., including President and Chief Operating Officer, Retail Products from 2004-2006, President and Chief Operating Officer, Grocery Foods from 2002 through 2004, Executive Vice President, Grocery Foods from 2001 to 2002 and President, ConAgra Store Brands from 2000 through 2001. In addition, Mr. O’Brien previously held executive and marketing positions at Armstrong World Industries, Campbell’s Soup Company, Nestle S.A. and Procter & Gamble. Mr. O’Brien holds a Bachelor of Science degree in marketing from the University of Connecticut. Mr. O’Brien is a member of the Audit and Nominating and Corporate Governance Committees of our Board of Directors. Mr. O’Brien provides insight and perspective on strategic, marketing and food industry matters stemming in part from his significant food industry experience.

Election of Sam K. Reed — Continuing in office — Term expiring 2014

The Nominating and Corporate Governance Committee and the Board have recommended Mr. Reed for nomination for re-election to the Company’s Board. Certain information about Mr. Reed is contained below.

SAM K. REED is the Chairman of our Board. Mr. Reed has served as our Chief Executive Officer since January 27, 2005. Prior to joining us, Mr. Reed was a principal in TreeHouse LLC, an entity unrelated to the Company that was formed to pursue investment opportunities in consumer packaged goods businesses. From March 2001 to April 2002, Mr. Reed served as Vice Chairman of Kellogg Company. From January 1996 to March 2001, Mr. Reed served as the President and Chief Executive Officer, and as a director of Keebler Foods Company. Prior to joining Keebler, Mr. Reed served as Chief Executive Officer of Specialty Foods Corporation’s (unrelated to Dean Foods) Western Bakery Group division from 1994 to 1995. Mr. Reed has also served as President and Chief Executive Officer of Mother’s Cake and Cookie Co. and has held Executive Vice President positions at Wyndham Bakery Products and Murray Bakery Products. In addition to our Board, Mr. Reed has previously served on the Board of Directors of Weight Watchers International, Inc. and Tractor Supply Company. Mr. Reed holds a B.A. from Rice University and an M.B.A. from Stanford University. Mr. Reed has led a transformation of the Company focused on increasing value for customers and stockholders. With Mr. Reed’s broad experience and deep understanding of the Company and the food industry, and as Chief Executive Officer, he provides leadership and industry experience to the Board and to the Company.

RECOMMENDATION:
THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF ALL
DIRECTOR NOMINEES TO SERVE ON THE COMPANY’S BOARD

RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM (PROPOSAL 2)

Deloitte & Touche LLP audited our financial statements for fiscal year 2010 and has been selected by the Audit Committee of our Board to audit our financial statements for fiscal year 2011. A representative of Deloitte & Touche LLP will attend our annual meeting, where he or she will have the opportunity to make a statement, if he or she desires, and will be available to respond to appropriate stockholder questions.

Stockholder ratification of the selection of Deloitte & Touche LLP is not required by our By-laws. However, our Board is submitting the selection of Deloitte & Touche LLP to you for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, our Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm if they determine such a change would be in the best interests of the Company and our stockholders.

The affirmative vote of a majority of the votes cast is required to approve this Proposal 2.

For information regarding audit and other fees billed by Deloitte & Touche LLP for services rendered in fiscal years 2009 and 2010, see “Fees Billed by Independent Registered Public Accounting Firm” on page 40 in this Proxy Statement.

RECOMMENDATION:
THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE
RATIFICATION OF THE SELECTION OF OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

CORPORATE GOVERNANCE

Current Board Members

The members of the Board on the date of this Proxy Statement, and the committees of the Board on which they serve, are identified below.

Nominating
and Corporate
	Compensation	Audit	Governance
Director	Committee	Committee	Committee

Sam K. Reed	—	—	—
George V. Bayly	*	—	*
Diana S. Ferguson	*	*	—
Dennis F. O’Brien	—	*	*
Frank J. O’Connell	—	—	**
Ann M. Sardini	—	**	—
Gary D. Smith	*	—	—
Terdema L. Ussery, II	**	*	—
David B. Vermylen	—	—	—

*	Member

**	Chairman

Corporate Governance Guidelines and Code of Ethics

We are committed to the highest standards of business integrity and corporate governance. All of our directors, executives and employees must act ethically and in accordance with our Code of Ethics. All of the Company’s corporate governance materials, including the Corporate Governance Guidelines, committee charters and the Code of Ethics are published on the Company’s website at www.treehousefoods.com in the investor relations information section and are also available upon request from the Corporate Secretary. The Board regularly reviews corporate governance developments and modifies the Company’s corporate governance materials as warranted. We will post any modifications of our corporate governance materials on our Company’s website.

Director Independence

The New York Stock Exchange listing rules require that a majority of the Company’s directors be independent. The Board determined that (i) Messrs. Bayly, O’Brien, O’Connell, Smith and Ussery and Ms. Ferguson and Ms. Sardini have no direct or indirect material relationships with management, and that they satisfy the New York Stock Exchange’s independence guidelines and are independent and (ii) that Messrs. Reed and Vermylen are not independent.

All members of our Audit, Compensation and Nominating and Corporate Governance Committees are independent directors. The Board has determined that all of the members of our Audit Committee also satisfy the additional SEC independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries other than their directors’ compensation. The portion of the Corporate Governance Guidelines addressing director independence is attached to this Proxy Statement as Appendix A.

Nomination of Directors

The Board is responsible for approving candidates for Board membership and has delegated the process of screening and recruiting potential director nominees to the Nominating and Corporate Governance Committee in consultation with the Chairman of the Board and Chief Executive Officer. The Nominating and Corporate Governance Committee seeks candidates who have a reputation for integrity, honesty and adherence to high ethical standards and who have demonstrated business acumen, experience and ability to exercise sound judgment in matters that relate to the current and long-term objectives of the Company. The Nominating and Corporate Governance Committee considers diversity as one of a number of factors in identifying nominees for director. The Committee views diversity broadly to include diversity of experience, skills and viewpoint as well as traditional diversity concepts such as race and gender. When the Committee reviews a candidate for Board membership, the Committee looks specifically at the candidate’s background and qualifications in light of the needs of the Board and the Company at that time, given the then-current composition of the Board. The aim is to assemble a Board that provides a significant breadth of experience, knowledge and abilities that assist the Board in fulfilling its responsibilities. The members of the Board hold or have held senior executive positions in large, complex organizations and have operating experience that meets this objective. In these positions, they have also gained experience in core management skills, such as strategic and financial planning, public company financial reporting, compliance, risk management and leadership development. Each of our directors also has experience serving on boards of directors and board committees of other public companies and has an understanding of corporate governance practices and trends.

The Nominating and Corporate Governance Committee receives suggestions for new directors from a number of sources, including Board members. It also may, in its discretion, employ a third party search firm to assist in identifying candidates for director.

BOARD LEADERSHIP STRUCTURE

Board Chairman and CEO Roles

The Board has determined that the appropriate leadership structure for the Board at this time is for Mr. Reed, our Chief Executive Officer, to serve as Chairman of the Board, while also selecting an independent, non-management director to serve as a lead director (“Lead Independent Director”) to provide independent leadership. Mr. Reed possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and its businesses and is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters.

His combined role enables decisive leadership, ensures clear accountability, and enhances the Company’s ability to communicate its message and strategy clearly and consistently to the Company’s stockholders, employees, customers and suppliers, particularly during times of turbulent economic and industry conditions.

With the exception of Messrs. Reed and Vermylen, each of the directors is independent and the Board believes that the independent directors provide effective oversight of management.

We do not have a formal policy that requires the Chief Executive Officer or any other member of management to serve as Chairman of the Board and the Board, in its discretion may subsequently decide, to change our leadership structure.

Lead Independent Director

The Company has chosen to combine the Chairman and Chief Executive Officer roles, and as a result the Board appointed the Lead Independent Director to coordinate the activities of the other non-management directors, and to perform such other duties and responsibilities as the Board may from time-to-time determine.

Currently, the Lead Independent Director is Gary D. Smith. Mr. Smith has over 40 years of relevant experience including senior management roles with Safeway Inc. The role of the Lead Independent Director includes:

•	Conducting and presiding at executive sessions of the Board;

•	Serving as a liaison to and acting as a regular communication channel between the non-employee members of the Board and the Chief Executive Officer of the Company;

•	In the event of the unavailability or incapacity of the Chairman of the Board, calling and conducting special meetings of the Board; and

•	Consulting with the Chairman and Chief Executive Officer about the concerns of the Board.

While serving as Lead Independent Director, Mr. Smith has followed governance practices established by the Board that support effective communication and effective Board performance. The Lead Independent Director role fosters a Board culture of open discussion and deliberation, with thoughtful evaluation of risk, to support sound decision-making.

In addition, our directors undergo an annual Board self-evaluation to determine whether it and its committees are functioning effectively. As part of the self-evaluation process, directors provide feedback evaluating Board effectiveness and committee effectiveness on multiple criteria. The Nominating and Corporate Governance Committee receives comments from all directors and reports annually to the Board with an assessment of the Board’s performance. Each committee also conducts a self evaluation and reports its assessment of effectiveness to the Board. The assessments are discussed with the full Board each year.

Determination That Current Board Leadership Structure is Appropriate

The Board has determined that the current Board Leadership Structure is appropriate for TreeHouse for the following reasons:

•	The current structure is working well and the Lead Independent Director is highly effective in his role;

•	There is strong evidence that the Board is acting independently;

•	There are effectiveness and efficiency advantages of having a Chairman of the Board with the Chief Executive Officer’s significant food industry strategy, marketing, and operations knowledge and experience;

•	The Board has open discussions and thoughtful deliberations, especially in the evaluation of risk and in support of sound decision-making;

•	The current size, food industry focus, and relatively straightforward organization structure of the Company allows these roles to be effectively combined; and

•	The non-management directors meet regularly in private sessions to discuss issues regarding the Company.

The Board’s Role in Risk Oversight

Together with the Board’s standing committees, the Board is responsible for ensuring that material risks are identified and managed appropriately. The Board and its committees regularly review material operational, financial, compensation and compliance risks with senior management. As part of its responsibilities as set forth in its charter, the Audit Committee is responsible for discussing with management the Company’s policies and guidelines to govern the process by which risk assessment and risk management are undertaken by management, including guidelines and policies to identify the Company’s major financial risk exposures, and the steps management has taken to monitor and control such exposures. For example, our Vice President of Internal Audit reports to the Audit Committee on a regular basis with respect to compliance with our risk management policies. The Audit Committee also performs a central oversight role with respect to financial and compliance risks, and reports on its findings at each regularly scheduled meeting of the Board after meeting with our Vice President of Internal Audit and our independent auditor, Deloitte & Touche LLP. The Compensation Committee considers risk in connection with its design of compensation programs for our executives. The Nominating and Corporate Governance Committee annually reviews the Company’s corporate governance guidelines and their implementation. Each committee regularly reports to the Board.

Meetings of the Board of Directors

The Board met six times during 2010. Each of the members of the Board participated in over 90% of the meetings of the Board and committees that took place while such person was a member of the Board and the applicable committee. Members of the Board are expected to attend each meeting, as set forth in the Company’s Corporate Governance Guidelines, and substantially all of the members of the Board participated in 100% of the Board and committee meetings during 2010. It is the Board’s policy that all of our directors attend the Annual Meeting of Stockholders absent exceptional cause. All of our directors attended the Annual Meeting of Stockholders in 2010. The non-management directors of the Company meet regularly (at least quarterly) in executive session of the Board without management present. The Lead Independent Director presides over non-management sessions.

The Board has established standing Audit, Compensation, and Nominating and Corporate Governance Committees. The Board determines the membership of each of these committees from time to time, and only outside directors have served on these committees.

COMMITTEE MEETINGS/ROLE OF COMMITTEES

Audit Committee:  The Audit Committee held six meetings during 2010. The Audit Committee presently consists of Ms. Sardini, Ms. Ferguson and Messrs. O’Brien and Ussery. The Audit Committee is composed entirely of independent directors (in accordance with the New York Stock Exchange listing standards and SEC rules). In addition, the Board has determined that Ms. Ferguson, Ms. Sardini and Messrs. O’Brien and Ussery are each qualified as an audit committee financial expert within the meaning of SEC regulations, and the Board has determined that each of them has accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange. The Audit Committee reviews and approves the scope and cost of all audit services (including non-audit services) provided by the firm selected to conduct the audit. The Audit Committee also monitors the effectiveness of the audit effort and financial reporting, and inquires into the adequacy of financial and operating controls. The report of the Audit Committee is set forth later in this Proxy Statement.

Nominating and Corporate Governance Committee:  The Nominating and Corporate Governance Committee held three meetings in 2010. The Nominating and Corporate Governance Committee presently consists of Messrs. Bayly, O’Connell and O’Brien. The Nominating and Corporate Governance Committee is composed entirely of independent directors and operates pursuant to a written charter. The purposes of the Nominating and Corporate Governance Committee are (i) to identify individuals qualified to become members of the Board, (ii) to recommend to the Board the persons to be nominated for election as directors at any meeting of the stockholders, (iii) in the event of a vacancy on or increase in the size of the Board, to recommend to the Board the persons to be nominated to fill such vacancy or additional Board seat, (iv) to recommend to the Board the persons to be nominated for each committee of the Board, (v) to develop and recommend to the Board a set of corporate governance guidelines applicable to the Company, including the Company’s Code of Ethics, and (vi) to oversee the evaluation of the Board. The Nominating and Corporate Governance Committee will consider nominees who are recommended by stockholders, provided such recommendations are made in accordance with the nominating procedures set forth in the Company’s By-laws. The report of the Nominating and Corporate Governance Committee is set forth later in this Proxy Statement.

Compensation Committee:  The Compensation Committee held seven meetings in 2010. The Compensation Committee presently consists of Ms. Ferguson and Messrs. Bayly, Smith and Ussery. The Compensation Committee is composed entirely of independent directors. The Compensation Committee reviews and approves salaries and other matters relating to compensation of the senior officers of the Company, including the administration of the TreeHouse Foods, Inc. Equity and Incentive Plan. The Compensation Committee also reviews the Company’s general compensation and benefit policies and programs, administers the Company’s 401(k) plan, and recommends director compensation programs to the Board. The report of the Compensation Committee is set forth later in this Proxy Statement.

Role of Compensation Consultants

Committee Consultant

Beginning in 2005, the Compensation Committee engaged an outside independent executive compensation consultant, Hewitt Associates (“Hewitt”) for advice and counsel regarding executive compensation matters. In January 2010, Hewitt effected a reorganization of its business by spinning-off Meridian Compensation Partners LLC (“Meridian”) as a separate, independent executive compensation consulting business. After reviewing relevant credentials, in February 2010, the Compensation Committee elected to engage Meridian as the Compensation Committee’s on-going independent executive compensation consultant. Meridian does not provide any consulting services to the Company other than the services provided directly to the Compensation Committee. Meridian provides a review of the competitiveness and appropriateness of all elements of compensation for the Chief Executive Officer, Chief Financial Officer and three most highly compensated executive officers of the Company other than the Chief Executive Officer (collectively, the “Named Executive Officers” or “NEOs”) and advice on new and existing executive compensation programs and other related matters. Meridian is the exclusive consultant to the Compensation Committee regarding executive compensation matters and Hewitt will continue to provide actuarial and broad-based employee compensation and other non-executive compensation consultation to the management of the Company.

At the Compensation Committee’s direction, management provides all executive compensation materials to the independent consultant and discusses all such materials and recommendations with the independent consultant. The independent consultant considers the information and provides independent data to the Compensation Committee to facilitate its decision-making process. The independent consultant regularly meets with the Compensation Committee in executive session without members of management present.

Management Consultant

Since 2005, management has retained Hewitt to provide consulting services regarding the review and design of executive compensation plans (base salary, annual incentive, and long-term incentive plans), competitive assessments of executive officers compensation, general executive compensation practices and issues, broad-based employee compensation practices and pension administration and actuarial services. In the future, Hewitt will continue to work with Company management regarding broad based employee compensation, pension administration and actuarial services, but will not consult with regard to executive compensation matters.

Fees for Compensation Committee and Management Consultant

In 2010, management and the Compensation Committee engaged Hewitt and Meridian to provide both executive and broad-based compensation consulting services. Effective February 2010, the Compensation Committee engaged a separate compensation consulting firm, Meridian, to provide the types of executive compensation consulting services that Hewitt provided in the past.

Hewitt provided the Company with pension and actuarial services worth approximately $271,000. Management has recommended to the Compensation Committee that Hewitt continue to provide the Company with broad-based employee compensation consulting as well as pension administration and actuarial services. The Compensation Committee was fully informed of management’s decision to use Hewitt to provide these consulting services.

STOCK OWNERSHIP

Holdings of Management

The executive officers and directors of the Company own shares, and exercisable rights to acquire shares, representing an aggregate of 2,576,897 shares of Common Stock or approximately 7.2% of the outstanding shares of Common Stock (see “Security Ownership of Certain Beneficial Owners and Management”). Such officers and directors have indicated an intention to vote in favor of each Proposal.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of the close of business on March 7, 2011, certain information with respect to the beneficial ownership of common stock beneficially owned by (i) each director of the Company, (ii) the NEOs, (iii) all executive officers and directors as a group and (iv) each stockholder who is known to the Company to be the beneficial owner, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of more than 5% of the outstanding Common Stock. Each of the persons listed below has sole voting and investment power with respect to such shares, unless otherwise indicated. The address of the directors and officers listed below is c/o TreeHouse Foods, Inc., 2021 Spring Road, Suite 600, Oak Brook, Illinois 60523.

	Common Stock		Percent of
Name of Beneficial Owner	Beneficially Owned		Class(1)

Directors and Named Officers:
Sam K. Reed	982,904	(2)	2.7%
George V. Bayly	30,299	(3)	*
Diana S. Ferguson	11,100	(4)	*
Dennis F. O’Brien	3,500	(5)	*
Frank J. O’Connell	30,099	(6)	*
Ann M. Sardini	8,467	(7)	*
Gary D. Smith	31,099	(8)	*
Terdema L. Ussery, II	30,099	(9)	*
David B. Vermylen	457,737	(10)	1.3%
Dennis F. Riordan	171,668	(11)	*
Thomas E. O’Neill	355,035	(12)	1.0%
Harry J. Walsh	335,486	(13)	*
All directors and executive officers as a group (15 persons)	2,576,897		7.2%

Principal Stockholders:
BlackRock, Inc.	2,732,578	(14)	7.6%
FMR LLC	5,224,078	(15)	14.6%

Except as otherwise noted, the directors and executive officers, and all directors and executive officers as a group, have sole voting power and sole investment power over the shares listed.

(1)	An asterisk indicates that the percentage of common stock projected to be beneficially owned by the named individual does not exceed one percent of our common stock outstanding at March 7, 2011.

(2)	Includes 486,911 shares of Common Stock issued under options currently exercisable within 60 days of March 7, 2011 and 495,993 shares jointly held in family trusts.

(3)	Includes 22,499 shares of Common Stock issued under options currently exercisable within 60 days of March 7, 2011 and 7,600 vested restricted stock units, deferred until termination of service from the Board.

(4)	Includes 3,500 shares of Common Stock issued under options currently exercisable within 60 days of March 7, 2011 and 3,900 vested restricted stock units, deferred until termination of service from the Board.

(5)	Includes 3,500 vested restricted stock units, deferred until termination of service from the Board.

(6)	Includes 22,499 shares of Common Stock issued under options currently exercisable within 60 days of March 7, 2011 and 7,600 vested restricted stock units, deferred until termination of service from the Board.

(7)	Includes 867 shares of Common Stock issued under options currently exercisable within 60 days of March 7, 2011 and 7,600 vested restricted stock units, deferred until termination of service from the Board.

(8)	Includes 22,499 shares of Common Stock issued under options currently exercisable within 60 days of March 7, 2011 and 7,600 vested restricted stock units, deferred until termination of service from the Board and 1,000 shares held jointly in a family trust.

(9)	Includes 22,499 shares of Common Stock issued under options currently exercisable within 60 days of March 7, 2011 and 7,600 vested restricted stock units, deferred until termination of service from the Board.

(10)	Includes 307,985 shares of Common Stock issued under options currently exercisable within 60 days of March 7, 2011 and 60,671 shares jointly held in a family trust.

(11)	Includes 164,100 shares of Common Stock issued under options currently exercisable within 60 days of March 7, 2011.

(12)	Includes 210,601 shares of Common Stock issued under options currently exercisable within 60 days of March 7, 2011.

(13)	Includes 210,601 shares of Common Stock issued under options currently exercisable within 60 days of March 7, 2011.

(14)	We have been informed pursuant to the Schedule 13G filed with the SEC on February 9, 2011 that (i) BlackRock, Inc. may be deemed to beneficially own 2,732,578 shares of our Common Stock; (ii) BlackRock, Inc. has (A) sole voting power as to 2,732,578 shares and (B) sole dispositive power as 2,732,578 shares; (iii) the principal business address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(15)	We have been informed pursuant to the Schedule 13G filed with the SEC on February 14, 2011 by FMR LLC (“FMR”), that (i) Fidelity Management & Research Company, a wholly owned subsidiary of FMR and a registered investment adviser, is the beneficial owner of 5,224,078 shares of our Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940; (ii) the ownership of one investment company, Fidelity Contrafund, amounted to 3,408,796 shares of our Common Stock; (iii) neither FMR nor Edward C. Johnson 3d in his capacity as Chairman of FMR have sole voting power over any of the shares owned directly by Fidelity Contrafund; and (iv) Edward C. Johnson 3d. and FMR have sole dispositive power as to 5,224,078 shares. The principal business address of FMR and Fidelity Contrafund is 82 Devonshire Street, Boston, Massachusetts 02109.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities (collectively, the “reporting persons”) to file reports of ownership and changes in ownership with the SEC and to furnish the Company with copies of these reports. Based on the Company’s review of the copies of these reports received by it, and written representations, if any, received from reporting persons with respect to such filings, except that a sale of Common Stock by Gary D. Smith on November 22, 2010 was inadvertently reported late on a Form 4 filed on December 7, 2010 due to administrative error by the Company.

DIRECTORS AND MANAGEMENT

Directors and Executive Officers

The following table sets forth the names and ages of the Company’s directors and executive officers. In addition, biographies of Company’s directors and officers are also provided below, with the exception of Ms. Sardini and Messrs. O’Brien and Reed, whose biographies are set forth in “Election of Directors Proposal 1” in this Proxy Statement.

Name	Age		Position

Sam K. Reed	64		Chief Executive Officer and Chairman of the Board
George V. Bayly	68	(b)	Director
Diana S. Ferguson	47	(b)	Director
Dennis F. O’Brien	53		Director
Frank J. O’Connell	67	(a)	Director
Ann M. Sardini	61		Director
Gary D. Smith	68	(b)	Director
Terdema L. Ussery, II	52	(a)	Director
David B. Vermylen	60	(a)	Director, President and Chief Operating Officer
Dennis F. Riordan	53		Senior Vice President and Chief Financial Officer
Thomas E. O’Neill	56		Senior Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary
Harry J. Walsh	55		Senior Vice President of TreeHouse Foods, Inc. and President of Bay Valley Foods, LLC
Alan T. Gambrel	56		Senior Vice President of TreeHouse Foods, Inc. and Senior Vice President and Chief Administrative Officer of Bay Valley Foods, LLC.
Erik T. Kahler	44		Senior Vice President, Corporate Development
Sharon M. Flanagan	45		Senior Vice President, Strategy, TreeHouse Foods, Inc. and Bay Valley Foods, LLC.

(a)	Messrs. O’Connell, Ussery and Vermylen comprise a class of directors whose terms expire in 2012.

(b)	Ms. Ferguson and Messrs. Bayly and Smith comprise a class of directors whose terms expire in 2013.

Directors

GEORGE V. BAYLY was elected as a Director on June 6, 2005. Since August 12, 2008, Mr. Bayly has served as principal of Whitehall Investors, LLC, a consulting and venture capital firm. Mr. Bayly served as Chairman and Interim-Chief Executive Officer of Altivity Packaging LLC, a maker of consumer packaging products and services, from September 2006 to March 2008. He also served as Co-Chairman of U.S. Can Corporation from 2003 to 2006 and Chief Executive Officer in 2005. In addition, from January 1991 to December 2002, Mr. Bayly served as Chairman, President and Chief Executive Officer of Ivex Packaging Corporation. From 1987 to 1991, Mr. Bayly served as Chairman, President and Chief Executive Officer of Olympic Packaging, Inc. Mr. Bayly also held various management positions with Packaging Corporation of America from 1973 to 1987. Prior to joining Packaging Corporation of America, Mr. Bayly served as a Lieutenant Commander in the United States Navy. In addition to our Board, Mr. Bayly currently serves on, or has previously served on, the boards of directors of ACCO Brands Corporation, Graphic Packaging Holding Company, Huhtamaki Oyj and Ryt-Way Industries Inc., General Binding Corporation, Packaging Dynamics, Inc., U.S. Can Corporation and Altivity Packaging LLC. Mr. Bayly holds a B.S. from Miami University and an M.B.A from Northwestern University. Mr. Bayly is a member of the Compensation and Nominating and Corporate Governance Committees of our Board. As a former executive of numerous large companies and a principal of a consulting and venture capital firm, Mr. Bayly has a broad understanding of the operational, financial and strategic issues facing public and private companies. This experience gives him valuable knowledge and perspective as a member of our Board and the Compensation and Nominating and Corporate Governance Committees.

DIANA S. FERGUSON was elected as a Director on January 25, 2008. Since February 2010, Ms. Ferguson has served as Chief Financial Officer of Chicago Public Schools. Previously, Ms. Ferguson served as Senior Vice President and Chief Financial Officer of The Folgers Coffee Company, a maker of coffee products, from April 2008 to November 2008. Prior to joining Folgers, Ms. Ferguson served as the Executive Vice President and Chief Financial Officer of Merisant Worldwide, Inc., a maker of table-top sweeteners and sweetened food products from April 2007 until March 2008. On January 6, 2009, Merisant Worldwide, Inc. filed for reorganization under Chapter 11 of the U.S. Bankruptcy Laws. Ms. Ferguson also served as the Chief Financial Officer of Sara Lee Foodservice, a division of Sara Lee Corporation from June 2006 to March 2007. She had previously served in a number of leadership positions at Sara Lee Corporation including Senior Vice President of Strategy and Corporate Development from February 2005 to June 2006, as well as Treasurer from January 2001 to February 2005. Earlier, she held treasury management positions at Fort James Corporation, from 2000 to 2001 and Eaton Corporation from 1995 to 2000, she also served in various financial positions at Federal National Mortgage Association (Fannie Mae) from 1993 to 1995, the First National Bank of Chicago from 1989 to 1993 and IBM from 1985 to 1989. In addition to our Board, Ms. Ferguson has previously served on the board of directors of Integrys Energy Group. Ms. Ferguson holds a B.A. from Yale University and a Masters degree from Northwestern University. Ms. Ferguson is a member of the Audit and Compensation Committees of our Board. Ms. Ferguson has significant finance, acquisitions and food industry expertise as evidenced by her leadership roles at Folgers and Sara Lee Corporation. Given her expertise and financial acumen, Ms. Ferguson has proven to be an important contributor to Board deliberations on financial, corporate and strategic matters.

FRANK J. O’CONNELL was elected as a Director on June 6, 2005. Since June 2004, Mr. O’Connell has served as a senior partner of The Parthenon Group, a consulting firm. From November 2000 to June 2002, Mr. O’Connell served as President and Chief Executive Officer of Indian Motorcycle Corporation. From June 2002 to May 2004, Mr. O’Connell served as Chairman of Indian Motorcycle Corporation. Indian Motorcycle Corporation was liquidated under applicable California statutory procedures in January 2005. From 1996 to 2000, Mr. O’Connell served as Chairman, President and Chief Executive Officer of Gibson Greetings, Inc. From 1991 to 1995, Mr. O’Connell served as President and Chief Operating Officer of Skybox International. Mr. O’Connell has previously served as President of Reebok Brands, North America, President of HBO Video and Senior Vice President of Mattel’s Electronics Division. Mr. O’Connell holds a B.A. and an M.B.A. from Cornell University. Mr. O’Connell is the Chairman of the Nominating and Corporate Governance Committee of our Board. As an experienced financial and operational leader with companies in a variety of industries, Mr. O’Connell brings a broad understanding of the operating priorities across diverse industries to the Board. Mr. O’Connell’s strategic consulting experience has contributed significantly to our strategic acquisition approach and extensive due diligence of food industry sectors and target companies.

GARY D. SMITH was elected as a Director on June 6, 2005. Since January 2001, Mr. Smith has served as Chief Executive Officer and Chairman of Encore Associates, Inc., a consulting firm specializing in serving the national food and retail goods sectors, and since 2005 he has been a Managing Director of Encore Consumer Capital. From April 1995 to December 2004, Mr. Smith served as Senior Vice President — Marketing of Safeway Inc. In addition, Mr. Smith held various management positions at Safeway Inc. from 1961 to 1995. In addition to our Board, Mr. Smith currently serves on or has previously served on the boards of directors of AgriWise, Inc., Altierre Corporation, Philly’s Famous Water Ice, Inc., the Winery Exchange, Inc., and Aidells Sausage Company, Inc. Mr. Smith is an experienced business leader with skills that make him a valuable asset in his role as our Lead Independent Director and as a member of the Compensation Committee of our Board. Mr. Smith’s deep understanding of the grocery channel and experience as an acquirer and investor in businesses adds significantly to acquisitions and customer insight.

TERDEMA L. USSERY, II was elected as a Director on June 6, 2005. Since April 1997, Mr. Ussery has served as the President and Chief Executive Officer of the Dallas Mavericks, a professional basketball team. Since September 2001, Mr. Ussery has also served as Chief Executive Officer of HDNet, a provider of high definition television programming, From 1993 to 1996, Mr. Ussery served as the President of Nike Sports Management. From 1991 to 1993, Mr. Ussery served as Commissioner of the Continental Basketball Association (the “CBA”). Prior to becoming Commissioner, Mr. Ussery served as Deputy Commissioner and General Counsel of the CBA from 1990 to 1991. From 1987 to 1990, Mr. Ussery was an attorney at Morrison & Foerster LLP. In addition to our Board, Mr. Ussery currently serves on, or has previously served on, the boards of directors of The Timberland Company and Entrust, Inc. He also serves on the Advisory Board of Wingate Partners, LP and as Chairman of the Board of Commissioners of the Dallas Housing Authority. Mr. Ussery holds a B.A. from Princeton University, an M.P.A. from Harvard University and a J.D. from the University of California at Berkeley. Mr. Ussery is the Chairman of our Compensation Committee and he is a member of the Audit Committee of our Board. As the President and CEO of the Dallas Mavericks and the CEO of HDNet, Mr. Ussery brings operating, management experience, leadership capabilities, financial knowledge and business acumen to the Board. Mr. Ussery’s experience on other boards adds significantly to governance, compensation and public relations matters.

DAVID B. VERMYLEN was elected as a Director on August 6, 2009. Mr. Vermylen is our President and Chief Operating Officer and has served in that position since January 27, 2005. Prior to joining us, Mr. Vermylen was a principal in TreeHouse, LLC. From March 2001 to October 2002, Mr. Vermylen served as President and Chief Executive Officer of Keebler Foods Company, a division of Kellogg Company. Prior to becoming Chief Executive Officer of Keebler, Mr. Vermylen served as the President of Keebler Brands from January 1996 to February 2001. Mr. Vermylen has also served as the Chairman, President and Chief Executive Officer of Brother’s Gourmet Coffee, and Vice President of Marketing and Development and later President and Chief Executive Officer of Mother’s Cake and Cookie Co. His prior experience also includes three years with the Fobes Group and fourteen years with General Foods Corporation where he served in various marketing positions. In addition to our Board, Mr. Vermylen currently serves on or has previously served on the boards of directors of Aeropostale, Inc. and Birds Eye Foods, Inc. Mr. Vermylen holds a B.A. from Georgetown University and an M.B.A. from New York University. Mr. Vermylen is one of the Company’s newest directors and has proven to be a strong addition to the Board. Mr. Vermylen has a deep understanding of the Company and he brings insight and knowledge from his executive experience at other companies in the food industry and service on public company boards.

Executive Officers

Dennis F. Riordan is our Senior Vice President and Chief Financial Officer and has served in that position since January 3, 2006. Prior to joining us, Mr. Riordan was Senior Vice President and Chief Financial Officer of Océ-USA Holding, Inc., a manufacturer of printers and printing supplies and services, where he was responsible for the company’s financial activities in North America. Mr. Riordan joined Océ-USA, Inc. in 1997 as Vice President and Chief Financial Officer and was elevated to Chief Financial Officer of Océ-USA Holding, Inc. in 1999. In 2004, Mr. Riordan was named Senior Vice President and Chief Financial Officer and assumed the chairmanship of the company’s wholly owned subsidiaries Arkwright, Inc. and Océ Mexico de S.A. Previously, Mr. Riordan held positions with Sunbeam Corporation, Wilson Sporting Goods and Coopers & Lybrand. Mr. Riordan has also served on the boards of directors of Océ-USA Holdings, Océ North America, Océ Business Services, Inc. and Arkwright, Inc., all of which are wholly owned subsidiaries of Océ NV. Mr. Riordan is a Certified Public Accountant and holds a B.A. from Cleveland State University.

Thomas E. O’Neill is our Senior Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary and has served in those positions since January 27, 2005. Prior to joining us, Mr. O’Neill was a principal in TreeHouse, LLC. From February 2000 to March 2001, he served as Senior Vice President, Secretary and General Counsel of Keebler Foods Company. He previously served at Keebler as Vice President, Secretary and General Counsel from December 1996 to February 2000. Prior to joining Keebler, Mr. O’Neill served as Vice President and Division Counsel for the Worldwide Beverage Division of the Quaker Oats Company from December 1994 to December 1996; Vice President and Division Counsel of the Gatorade Worldwide Division of the Quaker Oats Company from 1991 to 1994; and Corporate Counsel at Quaker Oats from 1985 to 1991. Prior to joining Quaker Oats, Mr. O’Neill was an attorney at Winston & Strawn LLP. In 1991, Mr. O’Neill completed the Program for Management Development (PMD) at Harvard Business School. Mr. O’Neill holds a B.A. and J.D. from the University of Notre Dame.

Harry J. Walsh is a Senior Vice President of TreeHouse Foods, Inc. and President of Bay Valley Foods, LLC (“Bay Valley Foods”) and has served in these positions since July 24, 2008. TreeHouse is the parent company of Bay Valley Foods. From January 2005 through July 2008, Mr. Walsh served in the position of Senior Vice President — Operations of TreeHouse Foods. Prior to joining us, Mr. Walsh was a principal in TreeHouse, LLC. From June 1996 to October 2002, Mr. Walsh served as Senior Vice President of the Specialty Products Division of Keebler Foods Company. Mr. Walsh was President and Chief Operations Officer of Bake-Line Products from March 1999 to February 2001; Vice President-Logistics and Supply Chain Management from April 1997 to February 1999; Vice President-Corporate Planning and Development from January 1997 to April 1997; and Chief Operating Officer of Sunshine Biscuits from June 1996 to December 1996. Prior to joining Keebler, Mr. Walsh served as Vice President of G.F. Industries, Inc. and President and Chief Operating Officer and Chief Financial Officer for Granny Goose

Foods, Inc. Prior to entering the food industry, Mr. Walsh was an accountant with Arthur Andersen & Co. Mr. Walsh holds a B.A. from the University of Notre Dame.

Alan T. Gambrel is our Senior Vice President — Human Resources for TreeHouse Foods, Inc. and, since July 2008, Senior Vice President and Chief Administrative Officer for Bay Valley Foods, LLC. Mr. Gambrel has served as Senior Vice President — Human Resources since 2005. Prior to joining TreeHouse, Mr. Gambrel served as Vice President of Administration for Bake Line Group from 2001-2004. From 1999-2001 he was the Vice President of Human Resources for Keebler Foods Company. He previously served as Vice President Human Resources for Stella Foods from 1994-1999. His prior experience also includes Senior Human Resource positions at Kraft Foods and Pepsico. Mr. Gambrel served as President of the Alumni Advisory Board for Michigan State’s School of Management from 2004 to 2006. Mr. Gambrel holds a B.A. from Michigan State University.

Erik T. Kahler is our Senior Vice President Corporate Development. Prior to joining TreeHouse, Mr. Kahler served as Managing Director of Dresdner Kleinwort Securities, LLC, a full service lending global investment bank for public and private companies, from May 2004 to October 2006. From November 1997 to July 2003, Mr. Kahler held senior investment banking leadership roles at Citigroup, Inc., as Director — Mergers and Acquisitions Citigroup Global Markets Holdings Inc. and at Wasserstein Perella & Company, Inc., where he was Vice President — Mergers and Acquisitions. Prior to joining Wasserstein Perella, Mr. Kahler worked for Ernst & Young and CIBC in various financial advisory roles. Mr. Kahler holds a B.A. from Colorado College and an M.B.A. from J.L. Kellogg Graduate School of Management at Northwestern University.

Sharon M. Flanagan is our Senior Vice President — Strategy. Prior to joining TreeHouse Foods, Ms. Flanagan was a partner in McKinsey & Company’s Consumer Packaged Goods and Retail practices from March 1994 to July 2007. McKinsey & Company is a preeminent worldwide management consulting firm. Ms. Flanagan held various leadership roles at McKinsey including co-leadership of the Consumer and Retail Practice for the Chicago office. As a strategy, operations and marketing consultant, Ms. Flanagan served numerous Fortune 100 companies over her tenure. Prior to joining McKinsey, Ms. Flanagan worked in marketing for General Mills. Ms. Flanagan serves on the Board of Land O’ Frost Foods and is a member of The Chicago Network. Ms. Flanagan holds a B.A. from Dartmouth College, and an M.B.A. from J.L. Kellogg Graduate School of Management at Northwestern University.

Compensation Risk Assessment

Senior human resource executives of the Company have conducted a risk assessment of our employee compensation programs, including our executive compensation programs. The Compensation Committee and its consultant reviewed and discussed the findings of the assessment and concluded that our employee compensation programs are designed with the appropriate balance of risk and reward in relation to our Company’s overall business strategy and do not incentivize executives or other employees to take unnecessary or excessive risks. As a result, we believe that risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. In its discussions, the Compensation Committee considered the attributes of our programs, including:

•	The appropriate compensation mix between fixed (base salary) and variable (annual and long-term incentive) pay opportunities;

•	The assessment of fixed, variable, and total direct compensation pay opportunities with market data and market practices for the NEOs;

•	The alignment of annual and long-term incentive award objectives to ensure that both types of awards encourage consistent behaviors and sustainable performance results;

•	Performance metrics that are tied to key Company measures of short- and long-term performance;

•	The alignment of the timing of the achievement and realization of income from annual and long-term incentive performance and payouts from these plans;

•	Stretch yet achievable performance targets in the annual and long-term incentive plans; and

•	The mix of long-term incentive vehicles that encourage value creation, retention, and stock price appreciation.

COMPENSATION DISCUSSION AND ANALYSIS

This section provides information regarding the compensation program in place for NEOs. This section includes information regarding, among other things, the overall objectives of our compensation program and each element of compensation that we provide.

Objectives of Our Compensation Program

TreeHouse was formed in 2005 by Dean Foods Company through a spin-off of the Dean Specialty Foods Group and the subsequent issuance of TreeHouse common stock to Dean Foods shareholders. Six months prior to the spin-off, Dean Foods Company recruited Messrs. Reed, Vermylen, O’Neill, Walsh and E. Nichol McCully (our former CFO who retired in April 2006) to lead the Company. These individuals collectively invested $10 million of their own money in Company stock and received a compensation package that Dean Foods Company determined was fair and comparable to other spun-off companies. In connection with the spin-off, on June 28, 2005, Messrs. Reed, Vermylen, O’Neill, Walsh and McCully received restricted stock and restricted stock units which would vest only after performance criteria were achieved (referred to as the Founder Award Grant) as well as pre-approved stock options.

Since the Company’s inception in 2005, our overriding compensation philosophy, goals and objectives for executive compensation programs have been:

•	To attract, motivate and retain superior leadership talent for the Company.

•	To closely link NEO compensation to our performance goals with particular emphasis on rapid growth, operational excellence and acquisitions through attractive annual incentive opportunities based on stretch targets.

•	To support business strategies, plans and initiatives that drive superior long-term value for shareholders.

•	To link pay to performance by providing a significant majority of NEOs’ total compensation opportunity in variable or “pay at risk” compensation programs (annual and long-term incentive plans).

•	To align our NEOs’ financial interests with those of our stockholders by delivering a substantial portion of their total compensation in the form of equity awards and other long-term incentive vehicles.

Summary of 2010 Executive Compensation Program

The following table provides an overview of TreeHouse compensation programs and program objectives for our Named Executive Officers.

Program	Descriptions	Program Objectives

Annual Cash Compensation
Base Salary	Fixed cash compensation based on size and scope of individual’s role and level of performance	• Retain & attract talented executives • Motivate individual contribution
Annual Cash Incentive
Plan	Target annual incentive awards are expressed as percent of base salary, are payable in cash, and range from 0% - 200% of target depending on Company performance	• Drive high performance on Operating Net Income & Cash Flow • Encourage collaboration across teams and business units
Long Term Incentive Compensation
Stock Options	Equity awards that vest annually in three approximately equal tranches, beginning one year from grant date; represented 37.5% of grant value for NEOs in 2010	• Drive long-term share price appreciation • Increase stock ownership & alignment with shareholders
Cash Long-Term
Incentive Plan	Performance-based, overlapping 2 1/2 year performance cycle, running from 7/1/10-12/31/12; represented 37.5% of grant value for NEOs in 2010	• Retain talented executives • Drive long-term performance on Operating Net Income
Restricted Stock Units	Time-based equity awards that vest annually in three approximately equal tranches, beginning one year from grant date; represented 25% of grant value for NEOs in 2010	• Retain talented executives • Increase stock ownership & alignment with shareholders

Total Compensation Pay Mix and Pay-for-Performance

We believe our key stakeholders, including stockholders and employees, are best served by having our executives focused and rewarded based on the long-term results of the Company. In addition, it is important that a significant portion of NEO pay be tied to incentive compensation to reinforce our pay-for-performance compensation philosophy.

In 2010, at target, NEOs received approximately 50% of their total compensation opportunity through the long-term incentive award. In addition, NEOs received approximately 20-25% of their total compensation opportunity in the form of the annual incentive award. In total, over two-thirds of NEOs’ total direct compensation opportunity is delivered in incentive compensation, which supports our pay-for-performance compensation philosophy.

Total Compensation Pay Mix of NEOs in 2010

			% Long-Term
Executives	% Base Salary	% Annual Incentive	Incentive

Sam K. Reed	23%	23%	54%
David B. Vermylen	29%	23%	48%
Thomas E. O’Neill	31%	18%	51%
Dennis F. Riordan*	18%	11%	71%
Harry J. Walsh	31%	18%	51%

*	Includes special retention grant of 22,430 restricted stock units in 2010.

We have worked with the Compensation Committee’s consultant, Meridian, to review our compensation programs to ensure competitiveness and benchmark these programs with companies with whom we compete for our management talent. These companies consist of competitors in one or more of our product categories and other similar companies in the private label and general food and beverage industry and form TreeHouse’s compensation comparator group (the “Compensation Comparator Group”). In 2010, the Compensation Comparator Group was refined by Meridian and TreeHouse management, to ensure these peer companies were all substantively in comparable industries and were similar in revenue size to TreeHouse. To this end, three companies in the 2009 Compensation Comparator Group (Alberto Culver, Church & Dwight, and Libbey Inc.) were removed because they were not principally in the food and beverage industry. In addition, six new peer companies were added: Corn Products, Hain Celestial, Lance Incentive., Green Mountain Coffee, J&J Snack, and American Italian Pasta Company. The refined 2010 Compensation Comparator Group is as follows:

Company	2009 Annual Revenues	April 2010 Market Cap

HORMEL FOODS	$6,533	$5,530
HERSHEY	$5,299	$9,810
JM SMUCKER CO	$3,758	$7,120
RALCORP HOLDINGS	$3,892	$3,640
DEL MONTE FOODS	$3,627	$2,800
CORN PRODUCTS	$3,672	$2,560
CHIQUITA BRANDS	$3,470	$740
MCCORMICK AND CO	$3,192	$5,170
SANDERSON FARMS	$1,790	$1,100
GREEN MOUNTAIN COFFEE	$803	$4,100
SENECA FOODS CORP	$1,280	$305
LANCASTER COLONY	$1,051	$1,660
LANCE INCENTIVE	$918	$725
HAIN CELESTIAL GROUP	$1,135	$714
J&J SNACK FOODS	$653	$809
AMERICAN ITALIAN PASTA CO*	$628	$809
PEER GROUP MEDIAN	$2,491	$2,110
PEER GROUP AVERAGE	$2,606	$2,975
TREEHOUSE FOODS	$1,511	$1,410

In addition to the Compensation Comparator Group, Meridian provides survey data for other companies of similar size to the Company from both general industry and the packaged foods sector. We believe that this additional information broadens our awareness of the practices of companies with whom we compete for management talent. Meridian then uses a combination of these sources to help us determine appropriate salary levels, annual incentive target percentages and metrics used in the annual incentive plan, and appropriate long-term incentive plan design and grant values for our Named Executive Officers. The Compensation Committee also considers recommendations from the Company’s Chief Executive Officer regarding salary, annual incentive and long-term incentive awards for senior executives.

Once NEO total compensation opportunities have been determined using the above-mentioned executive compensation data sources, we reward our management team with respect to annual and long-term incentives based on how well we perform compared to a broader food and beverage-focused TreeHouse performance comparator group (the “Performance Comparator Group”). We do this by considering the market expectations of the Performance Comparator Group in setting our budgets with targets reflecting performance that exceeds the expected performance of this group. We believe this provides a clear and objective way of ensuring our management team’s compensation and incentives are aligned with stockholder interests.

The following companies are included in our Performance Comparator Group:

American Italian Pasta Co.*	Flower Foods, Inc.	Kraft Foods Inc.
Archer Daniels Midland Co.	General Mills, Inc.	Lancaster Colony Corp.
B&G Foods, Inc.	Hain Celestial Group, Inc.	Lance, Inc.
Campbell Soup Co.	H.J. Heinz Company	McCormick & Co. Inc.
ConAgra Foods Inc.	J&J Snack Foods Corp.	Peet’s Coffee and Tea
Corn Products Int’l	JM Smucker Co.	Ralcorp Holdings Inc.
Del Monte Foods Co.	Kellogg Co.	Sara Lee Corp.
Farmer Bros. Inc.

*	American Italian Pasta Co. (“AIPC”) will be removed from both the 2011 Compensation and Performance Comparator groups as AIPC was acquired by Ralcorp in June 2010.

Components of Compensation

There are three primary components to our management compensation program: base salary, annual cash incentive and long-term incentive compensation. Our management team has been assembled to lead a growth company that will expand significantly in size and complexity over time. We believe that total compensation (base salary, annual cash incentive and long-term incentive) should be in the third quartile of our competitive benchmarks when those benchmarks are size adjusted (through regression analysis) to our current revenue size. We seek to have each of these components at levels that are competitive with our Compensation Comparator Group. The Company continues to assess the competitive position of each of our components of compensation in relation to our competitors.

Base Salary:  We have positioned the base salary somewhat above the median for similarly sized businesses, allowing us to attract talent that has the ability to grow and lead a much larger business in the near future. For 2010, we increased the salaries for the executive officers and management by 3.0% after evaluating market data from several leading survey sources (including Hewitt, Hay Group and Mercer).

Annual Cash Incentive Plan:  Our NEOs’ annual incentive opportunity also reflects a third quartile position. The annual incentive for NEOs is based on attaining specific annual performance targets such as the operating net income targets determined by the Board, as adjusted positively or negatively for one-time items, and cash flow targets. The operating net income measure has been selected because it aligns with and helps drive our profitable growth strategy. The operating cash flow measure has been chosen because substantive positive cash flow enables us to pay down debt and help fund our “growth through acquisition” strategy.

For 2010, the amount of the potential incentive was 80% tied to the achievement of an operating net income target of $95.34 million (based on the Company’s budgeted operating net income established by the Compensation Committee), adjusted (as approved by the Compensation Committee) for acquisitions (includes 10 months of Sturm Foods, Inc. targets and results) and one-time items. The remaining 20% of the potential incentive was tied to the achievement of an operating cash flow target of $76.73 million. We do not otherwise use discretion in determining the amount of incentive paid to NEOs. We consider the market expectations of our stock, as well as that of the Performance Comparator Group in setting our budget with targets reflecting performance that exceeds the expected performance of this group. Our goal is to provide meaningful yet challenging goals relative to the expected performance of our Performance Comparator Group. In establishing goals, the Compensation Committee strives to ensure that the targets are consistent with the strategic goals set by the Board, and that the goals set are sufficiently ambitious so as to provide meaningful results, but with an opportunity to exceed targets if performance exceeds expectations. We believe the annual incentive plan keeps management focused on attaining strong near term financial performance. The 2010 annual incentive opportunity for the NEOs was awarded as follows:

		Minimum	Target	Maximum

Sam K. Reed	Chairman and Chief Executive Officer	$0	$884,000	$1,768,000
David B. Vermylen	President and Chief Operating Officer	$0	$472,800	$945,600
Dennis F. Riordan	Senior Vice President and Chief Financial Officer Senior Vice President, General Counsel, Chief Administrative	$0	$248,400	$496,800
Thomas E. O’Neill	Officer and Corporate Secretary	$0	$248,400	$496,800
Harry J. Walsh	Senior Vice President of TreeHouse and President of Bay Valley Foods	$0	$248,400	$496,800

NEOs begin to earn payouts under the plan upon achievement of 90% of the operating net income and operating cash flow targets ratably up to the achievement of targeted payment upon the full achievement of 100% of the operating net income and operating cash flow targets. In addition, a NEO can earn 200% of the targeted payment if 110% or more of the targeted operating net income and operating cash flow is achieved. In 2010, after adjusting for unusual and one-time items and acquisitions, we attained $99.08 million in operating net income or 103.9% of the operating net income target, which provided a payout of 139.3% on this performance measure. In 2010, TreeHouse achieved $132.93 million of the operating cash flow or 173.3% of the cash flow target which resulted in a 200.0% of target payment on this performance measure.

Long-Term Incentive Compensation:  The long-term incentive compensation program also reflects a third quartile position and was established to ensure that our senior management team is focused on long-term growth, profitability, and value creation. We believe our key stakeholders, including stockholders and employees, are best served by having our executives focused and rewarded based on the longer-term results of our Company. We accomplish this through five primary programs:

•	Stock Options

•	Restricted Stock

•	Restricted Stock Units

•	Performance Units

•	Cash Long-Term Incentive Plan

2010 Long-Term Incentive Grant

In 2010, TreeHouse management and Meridian undertook a rigorous, extensive project to redesign the long-term incentive (“LTI”) plan. The LTI plan designs of our Compensation Comparator Group were carefully reviewed for prevalence and mix of long-term incentive vehicles utilized in their programs. Balancing the needs of our business strategy, market practices, and share availability, the following LTI plan was designed, approved, and implemented:

•	For NEOs and TreeHouse Senior Vice Presidents, we utilized three LTI vehicles to deliver the appropriate value: non-qualified stock options, restricted stock units and a performance-based cash LTI plan (“Cash LTIP”).

•	The non-qualified stock options vest ratably over a three year period, beginning on the first anniversary of the grant date, and represented 37.5% of the LTI grant value to NEOs.

•	The restricted stock units vest ratably over a three year period, beginning on the first anniversary of the grant date, and represented 25% of the LTI grant value to NEOs.

•	The Cash LTIP pays out on the third anniversary of the date of grant and is based on achieving operating net income results in each of the performance periods listed below, and represented 37.5% of the LTI grant value to NEOs. The performance periods of the Cash LTIP are as follows: July 1, 2010 through December 31, 2010; calendar year 2011; calendar year 2012, and the cumulative period July 1, 2010 through December 31, 2012. For the performance period July 1, 2010 through December 31, 2010, the operating net income target was $52.1 million. The operating net income targets for calendar years 2011, 2012 and the cumulative performance period are 113% of calendar year 2010 operating net income budget, 113% of the calendar year 2011 target, and the sum of the three target amounts, respectively. There is no payout below 80% achievement, and payout is up to 200% of target if achievement meets or exceeds 120% of the operating net income target.

•	For other TreeHouse and Bay Valley Foods senior leaders, we delivered the LTI value using two vehicles: restricted stock units and performance units.

•	The restricted stock units vest ratably over a three year period, beginning on the first anniversary of the grant date, and represented 50% of the LTI grant value to other senior leaders at TreeHouse and Bay Valley Foods.

•	The performance units are earned based on achieving operating net income goals in each of the performance periods listed below and represented 50% of the LTI grant value to other senior leaders. The performance periods of the performance units are as follows: July 1, 2010 through December 31 2010; calendar year 2011; calendar year 2012; and the cumulative period July 1, 2010 through December 31, 2012. The performance units will be converted to stock or cash at the discretion of the Compensation Committee on the third anniversary of the date of grant. The Company expects the performance units to be settled in stock and has the shares available to do so. For the performance period July 1, 2010 through December 31, 2010, the operating net income target was $52.1 million. The operating net income targets for calendar years 2011, 2012 and the cumulative performance period are 113% of calendar year 2010 operating net income budget, 113% of the calendar year 2011 target, and the sum of the three target amounts, respectively. The number of units that will be earned is based on the level of achievement relative to the targets. There is no payout below 80% achievement, and payout is up to 200% of target if achievement meets or exceeds 120% of the operating net income target.

•	For all other eligible participants, the LTI value was delivered through the granting of restricted stock units that vest ratably over a three year period on the anniversary of the grant date.

Stock Ownership and Holding Policies

At the Company’s inception in 2005, the original five Named Executive Officers invested $10 million of their own money into the Dean Specialty Foods spin-off. The four remaining original NEOs all own stock in excess of ten times their base salary (and the CEO in excess of 25 times). Our newest NEO and CFO, Mr. Riordan, should exceed stock ownership in excess of five times his base salary within the next two years. In addition, the NEO team beneficially owns approximately 6% of TreeHouse shares outstanding as of February 18, 2011. This is indicative of a stock ownership culture at TreeHouse and current NEO stock positions exceed stock ownership guidelines at nearly all Fortune 500 companies. Therefore, the Compensation Committee and TreeHouse have not felt the need to implement stock ownership guidelines for its leadership team.

Based on the practice of significant stock ownership at TreeHouse and desire to give freedom of choice, we do not have equity holding policies for employees upon the exercise of stock options and the vesting of restricted stock or restricted stock units.

General Compensation Matters

All matters of our executive compensation programs are reviewed and approved by the Compensation Committee of the Board. This includes approving both the amounts of compensation and the timing of all grants. The Compensation Committee is given full access to its compensation experts, and has elected to use Meridian to provide consulting services with respect to the Company’s executive compensation practices including salary, bonus, perquisites, equity incentive awards, deferred compensation and other matters. The Compensation Committee regularly meets with Meridian representatives without the presence of Company management.

More details regarding the employment agreements of our management investors are summarized below.

Executive Perquisites:  TreeHouse annually reviews the Company’s practices for executive perquisites with the assistance of Meridian. We believe that the market trend is moving toward a cash allowance in lieu of various specific executive benefits such as automobile plans, financial planning consulting or club fees. We have granted an annual allowance of $25,000 to Mr. Reed, $15,000 to Mr. Vermylen and $10,000 to Messrs. O’Neill, Walsh and Riordan to cover these types of benefits. This approach reduces the administrative burden of such programs and satisfies the desire to target market practices. These allowances are not included as eligible compensation for bonus or other purposes, and do not represent a significant portion of the executive’s total compensation. Our Board has also adopted policies regarding the personal use of the Company-owned aircraft by our NEOs. Generally, personal use is permitted, subject to availability. Personal use of the Company aircraft is principally that of our Chief Executive Officer. Personal use by other NEOs is infrequent. We calculate compensation for personal use based on the incremental costs of operating the aircraft. The largest single component of this cost is fuel. The 2010 Summary Compensation Table beginning on page 27 of this Proxy Statement contains itemized disclosure of all perquisites to our NEOs, regardless of amount.

Deferred Compensation Plan:  Our Deferred Compensation Plan allows certain employees, including the NEOs, to defer receipt of salary and/or bonus payments. Deferred amounts are credited with earnings or losses based on the rate of return of mutual funds selected by the participants in the plan. We do not “match” amounts that are deferred by employees in the Deferred Compensation Plan. However, to the extent that employees in the Deferred Compensation Plan have their match in the 401(k) plan limited as a result of participating in the Deferred Compensation Plan, the lost match would be credited instead to the Deferred Compensation Plan. Distributions are paid either upon termination of employment or at a specified date (at least two years after the original deferral) in the future, as elected by the employee. The employee may elect to receive payments in either a lump sum or a series of installments. Participants may defer up to 100% of eligible salary and bonus payments. The Deferred Compensation Plan is not funded by us, and participants have an unsecured contractual commitment from us to pay the amounts when due. When such payments are due to employees, the cash will be distributed from our general assets.

We provide deferred compensation to permit our employees to save for retirement on a tax-deferred basis. The Deferred Compensation Plan permits them to do this while also receiving investment returns on deferred amounts, as described above. We believe this is important as a retention and recruitment tool, as many, if not all, of the companies with which we compete for executive talent provide a similar plan for their senior employees.

Employment Agreements:  We have entered into employment agreements with Messrs. Reed, Vermylen, O’Neill, Walsh and Riordan. These agreements provide for payments and other benefits if the officer’s employment terminates for a qualifying event or circumstance, such as being terminated without “Cause” or leaving employment for “Good Reason,” as these terms are defined in the employment agreements. The agreements also provide for benefits upon a qualifying event or circumstance after there has been a “Change-in-Control” (as defined in the agreements) of the Company. Additional information regarding the employment agreements, including a definition of key terms and a quantification of benefits that would have been received by our NEOs had termination occurred on December 31, 2010, is found under the heading “Potential Payments upon Termination or Change-in-Control.”

We believe these severance programs are an important part of our overall arrangements for our NEOs. We also believe these agreements will help to secure the continued employment and dedication of our NEOs prior to or following a change in control, without concern for their own continued employment. We also believe it is in the best interest of our stockholders to have a plan in place that will allow management to pursue all alternatives for the

Company without undue concern for their own financial security. We also believe these agreements are important as a recruitment and retention device, as most of the companies with which we compete for executive talent have similar agreements in place for their senior employees. We have received consulting services from Meridian with regard to market practices in an evaluation of severance programs.

In 2008, we amended the agreements with Messrs. Reed, Vermylen, O’Neill and Walsh to delay payments for six months in certain circumstances to conform to recently adopted deferred compensation rules contained in Internal Revenue Code Section 409A.

On February 10, 2011, we entered into a consulting agreement with Mr. Vermylen which will become effective on July 1, 2011 when Mr. Vermylen will transition to a senior advisor role focusing on strategy, marketing and acquisitions. Effective July 1, 2011 Mr. Vermylen’s existing employment agreement will terminate and he will receive $300,000 per annum as a consultant.

401(k) Savings Plan:  Under the TreeHouse Foods Savings Plan (the “Savings Plan”), a tax-qualified retirement savings plan, Company employees, including our NEOs, may contribute up to 20% of regular earnings on a before-tax basis into their Savings Plan accounts (subject to IRS limits). Total contributions may not exceed 20% of regular earnings. In addition, under the Savings Plan, we match an amount equal to one dollar for each dollar contributed by participating employees on the first 2% of their regular earnings and fifty cents for each additional dollar contributed on the next 4% of their regular earnings. Amounts held in Savings Plan accounts may not be withdrawn prior to the employee’s termination of employment, or such earlier time as the employee reaches the age of 59 1/2, subject to certain exceptions established by the IRS.

Tax Treatment of Executive Compensation:  Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of non-performance-based compensation in excess of $1 million for the Chief Executive Officer of the Company and each of the three next most highly compensated executive officers (other than the Chief Financial Officer). Our equity and incentive plan is designed to allow us to grant awards that qualify for the performance-based exception to the Section 162(m) deductibility limit. Many of our key incentive programs are linked to the financial performance of the Company, and, therefore, we believe that we will preserve the deductibility of these executive compensation payments. However, deductibility of executive compensation is only one important factor considered by the Compensation Committee when determining compensation and the Compensation Committee retains the flexibility to award compensation that may exceed the limitation on deductibility under Section 162(m) when it believes it is in the Company’s and stockholders’ best interests.

EXECUTIVE COMPENSATION

The following table sets forth annual and long-term compensation for the Company’s Chief Executive Officer, Chief Financial Officer and three other most highly compensated officers during 2010, as well as certain other compensation information for NEOs during the years indicated.

2010 Summary Compensation Table

						Grant Date
			Non-Equity		Grant Date Fair	Fair Market
			Incentive Plan	Other	Market Value of	Value of	All Other
		Salary	Compensation	Bonus	Stock Awards	Options	Compensation	Total
Name and Principal Position	Year	($)	($)(a)	($)	($)(b)	($)(c)	($)(d)	($)

Sam K. Reed	2010	880,167	2,506,884	0	590,169	796,887	145,568	4,919,675
Chief Executive Officer	2009	856,167	2,613,500	0	522,425	0	123,932	4,116,024
	2008	827,250	1,045,306	0	5,557,860	928,732	123,309	8,482,457

David B. Vermylen	2010	588,333	1,262,107	0	279,749	377,423	28,554	2,536,166
President and Chief Operating	2009	571,667	1,335,000	0	243,419	0	36,963	2,187,049
Officer	2008	551,833	557,832	0	4,162,380	417,444	40,791	5,730,280

Dennis F. Riordan	2010	412,167	759,160	0	1,235,173	260,852	19,800	2,687,152
Senior Vice President and	2009	400,583	776,100	0	172,244	0	19,800	1,368,727
Chief Financial Officer	2008	384,167	292,862	0	707,364	206,295	20,504	1,611,192

Thomas E. O’Neill	2010	412,167	759,160		192,851	260,852	30,793	1,655,823
Senior Vice President, General	2009	400,583	776,100	0	172,244	0	19,800	1,368,727
Counsel and Chief Administrative	2008	386,250	292,862	0	2,911,260	292,049	20,516	3,902,937
Officer

Harry J. Walsh	2010	412,167	734,430		192,851	260,852	21,087	1,621,387
Senior Vice President of Operations	2009	400,583	776,100	0	172,244	0	19,800	1,368,727
President of Bay Valley Foods, LLC	2008	386,250	292,862	0	2,911,260	292,049	20,516	3,902,937

a)	The amounts shown in this column include payments made under our Annual Incentive Plan (“AIP”) of $1,338,446 for Mr. Reed, $715,857 for Mr. Vermylen and $376,097 for each of Messrs. Riordan and O’Neill, and $351,367 for Mr. Walsh. In addition, the 2010 portion earned but not yet paid from the 2009-2011 Cash LTIP are also included: $891,500 for Mr. Reed, $415,000 for Mr. Vermylen, and $292,500 for each of Messrs. Riordan, O’Neill and Walsh. Also included is the 2010 portion earned but not yet paid from the 2010-2012 Cash LTIP of: $276,938 for Mr. Reed, $131,250 for Mr. Vermylen and $90,563 for each of Messrs. Riordan, O’Neill and Walsh.

b)	The awards shown in this column include restricted stock, restricted stock unit and performance unit grants under the Equity and Incentive Plan in 2008, 2009, and 2010. The amounts listed above are based on the grant date fair market value of the awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718.

c)	The awards shown in this column include stock options granted in 2008, 2009 and 2010 based on the grant date fair market value of the awards computed in accordance with FASB ASC Topic 718. No stock options were granted in 2009.

d)	The amounts shown in this column include matching contributions under the Company’s 401(k) plan, cash payments in lieu of perquisites and personal use of the Company’s corporate aircraft.

DETAILS BEHIND ALL OTHER COMPENSATION COLUMNS

	Registrant	Cash Payment in
	Defined Contribution	Lieu of Perquisites	Aircraft Usage	Total
Name	$	$	$	$

Sam K. Reed	9,800	25,000	110,768	145,568
David B. Vermylen	9,800	15,000	3,754	28,554
Dennis F. Riordan	9,800	10,000	0	19,800
Thomas E. O’Neill	9,800	10,000	10,993	30,793
Harry J. Walsh	9,800	10,000	1,287	21,087

2010 Grants of Plan Based Award

The following table sets forth annual and long-term compensation for the Company’s Chief Executive Officer, Chief Financial Officer and three other most highly compensated officers during 2010, as well as certain other compensation information for NEOs during the years indicated.

2010 GRANTS OF PLAN BASED AWARDS

			Estimated
			Future	Estimated
			Payouts	Future	All Other	All Other
			Under	Payouts	Stock	Option	Exercise
			Non-Equity	Under Non-	Awards:	Awards:	or Base	Grant Date
			Incentive	Equity	Number of	Number of	Price of	Fair Value
			Plan	Incentive Plan	Shares of	Securities	Stock	of Stock
			Awards:	Awards:	Stock or	Underlying	and Option	and Option
		Grant	Target	Maximum	Units	Options	Awards	Awards
Name		Date	$(a)	$(a)	#(b)	(#)(c)	($/Sh)	$

Sam K. Reed	AIP	1/1/2010	884,000	1,768,000
	Cash LTIP	6/28/2010	791,250	1,582,500
	RSU awards	6/28/2010			12,700			590,169
	NQ Options	6/28/2010				41,700	46.47	796,887
David B. Vermylen	AIP	1/1/2010	472,000	944,000
	Cash LTIP	6/28/2010	375,000	750,000
	RSU awards	6/28/2010			6,020			279,749
	NQ Options	6/28/2010				19,750	46.47	377,423
Dennis F. Riordan	AIP	1/1/2010	248,400	496,800
	Cash LTIP	6/28/2010	258,750	517,500
	RSU awards	6/28/2010			26,580			1,235,173
	NQ Options	6/28/2010				13,650	46.47	260,852
Thomas E. O’Neill	AIP	1/1/2010	248,400	496,800
	Cash LTIP	6/28/2010	258,750	517,500
	RSU awards	6/28/2010			4,150			192,851
	NQ Options	6/28/2010				13,650	46.47	260,852
Harry J. Walsh	AIP	1/1/2010	248,400	496,800
	Cash LTIP	6/28/2010	258,750	517,500
	RSU awards	6/28/2010			4,150			192,851
	NQ Options	6/28/2010				13,650	46.47	260,852

(a)	Consists of awards under our AIP and Cash LTIP programs, which are granted under our Equity and Incentive Plan. For the AIP, 151.4% of the target amount was earned by Messrs. Reed, Vermylen, O’Neill and Riordan. Mr. Walsh earned 141.45% of his 2010 AIP target. These AIP amounts are reported as Non-Equity Incentive Plan Compensation in the 2010 Summary Compensation Table. The Cash LTIP was awarded June 28, 2010 for the performance period July 1, 2010 to December 31, 2012. For the interim performance period of July 1, 2010 to December 31, 2010, the performance measure results earned 105% of target: accordingly, each NEO earned 105% of the first tranche of the Award. This amount is reported in the Non-Equity Incentive Plan column in the Summary Compensation Table. Payouts under the AIP and Cash LTIP may range from $0 up to the maximum as described above. Therefore, in accordance with SEC rules, we have omitted the threshold column.

(b)	Consists of restricted stock units granted under the Equity and Incentive Plan that vest ratably over three years on the anniversary of the grant date.

(c)	Consists of non-qualified stock options granted under the Equity and Incentive Plan that vest ratably over three years on the anniversary of the grant date. The non-qualified options have a strike price of $46.47, which was the close price on date of grant.

Employment Agreements

On January 27, 2005, the Company entered into employment agreements with Messrs. Reed, Vermylen, O’Neill and Walsh. These individuals are referred to as the “management investors”. The terms of these employment agreements are substantially similar, other than the individual’s title, salary, bonus, option, restricted stock and restricted stock unit entitlements. The employment agreements provided for a three-year term that ended on June 28, 2008. The employment agreements also provide for one-year automatic extensions, absent written notice from either party of its intention not to extend the agreement.

Under the employment agreements, each management investor is entitled to a base salary at a specified annual rate, plus an incentive bonus based upon the achievement of certain performance objectives to be determined by the Board. The employment agreements also provided that each management investor received restricted shares and restricted stock units of our common stock and options to purchase additional shares of our common stock, subject to certain conditions and restrictions on transferability. These grants were intended to cover a three year period, from 2005 through the end of 2007. In 2008, the management investors began to participate in the Company’s long-term incentive grants as summarized in the tables above.

Each management investor is also entitled to participate in any benefit plan we maintain for our senior executive officers, including any life, medical, accident, or disability insurance plan, and any pension, profit sharing, retirement, deferred compensation or savings plan for our senior executive officers. We also will pay the reasonable expenses incurred by each management investor in the performance of his duties to us and indemnify the management investor against any loss or liability suffered in connection with such performance.

We are entitled to terminate each employment agreement with or without “Cause” (as defined in the employment agreements). Each management investor is entitled to terminate his employment agreement for “Good Reason” (as defined in the employment agreements) which includes a reduction in base salary or a material alteration in duties and responsibilities or for certain other specified reasons, including the death, disability or retirement of the management investor. If an employment agreement is terminated without Cause by us or with Good Reason by a management investor, the management investor will be entitled to a severance payment equal to two times (or three times, in the case of Mr. Reed) the sum of the annual base salary payable, continuation of all health and welfare benefits for two years (three years in the case of Mr. Reed) and the target bonus amount owed to the management investor immediately prior to the end of the employment period, plus any incentive bonus the management investor would have been entitled to receive for the calendar year, had he remained employed by the Company. If an employment agreement is terminated under the same circumstances and within 24 months after a change of control of the Company, the management investor will be entitled to a severance payment equal to three times the annual base salary and target bonus amount payable to the management investor immediately prior to the end of the employment period, plus any incentive bonus the management investor would have been entitled to receive for the calendar year had he remained employed by the Company.

In 2008, we amended the agreements with the management investors to delay payments for six months in certain circumstances to conform to recently adopted deferred compensation rules contained in Internal Revenue Code Section 409A.

On November 7, 2008 the Company entered into an employment agreement with Mr. Riordan. The terms and conditions of Mr. Riordan’s employment agreement are similar in nearly all material respects to the management investor agreements with regard to salary, bonus, benefits plans and severance. The exceptions are that there is no payment of excise taxes in the case of severance and he did not receive the three year equity grant that was provided to the management investors in 2005. Mr. Riordan has been receiving long-term incentive grants, which are summarized in the tables above and described below, since he joined the Company on January 3, 2006.

On February 10, 2011, we entered into a consulting agreement with Mr. Vermylen which will become effective on July 1, 2011 when Mr. Vermylen will transition to a senior advisor role focusing on strategy, marketing and acquisitions. Effective July 1, 2011 Mr. Vermylen’s existing employment agreement will terminate and he will receive $300,000 per annum as a consultant.

Awards

The grant for each NEO is listed in the 2010 Grants of Plan Based Awards Table on page 28 above. The significant features of the 2010 equity incentives are as follows:

2010 Non-Qualified Stock Options

The NEOs received an annual stock option grant on June 28, 2010, that vests ratably over a three year period, beginning on the first anniversary of the grant date.

2010 Restricted Stock Units

The NEOs and other managers of the Company received an annual restricted stock unit grant on June 28, 2010, that vests ratably over a three year period, beginning on the first anniversary of the grant date.

2010 Cash LTIP

The Cash LTIP pays out based on achieving operating net income results. The performance periods of the Cash LTIP are as follows: July 1, 2010 through December 31, 2010; calendar year 2011; calendar year 2012; and the cumulative period July 1, 2010 through December 31, 2012. The Cash LTIP pays out on the third anniversary of the date of grant and is based on achieving operating net income results in each of the performance periods. For the performance period July 1, 2010 through December 31, 2010, the operating net income target was $52.1 million. The operating net income targets for calendar years 2011, 2012 and the cumulative performance period are 113% of calendar year 2010 operating net income budget, 113% of the calendar year 2011 target, and the sum of the three target amounts, respectively. There is no payout below 80% achievement, and payout is up to 200% of target if achievement meets or exceeds 120% of the operating net income target.

2010 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards				Stock Awards
									Equity Incentive
		Number of	Number of			Number		Market	Plan Awards:		Equity Incentive
		Securities	Securities			of Shares		Value of	Number of		Plan Awards:
		Underlying	Underlying			or Units		Shares or	Unearned		Market Value of
		Unexercised	Unexercised			of Stock		Units of	Shares, Units, or		Unearned Shares,
		Options	Options	Option	Option	That		Stock That	Other Rights		Units, or Other
		Exercisable	Unexercisable	Exercise	Expiration	Have Not		Have Not	That Have Not		Rights That Have
Name	Grant Date	(#)	(#)(a)	Price ($)	Date	Vested (#)		Vested ($)	Vested (#)		Not Vested ($)

Sam K. Reed	6/28/2005	410,377	0	29.65	6/28/2015
	6/27/2008	76,534	38,266	24.06	6/27/2018
	6/27/2008								8,500	(b)	434,265
	6/27/2008								60,000	(b)	3,065,400
	6/27/2008								51,000	(c)	2,605,590
	6/29/2009					12,233	(d)	624,984
	6/28/2010					12,700	(e)	648,843
	6/28/2010	0	41,700	46.47	6/28/2020
David B. Vermylen	6/28/2005	273,585	0	29.65	6/28/2015
	6/27/2008	34,400	17,200	24.06	6/27/2018
	6/27/2008								3,833	(b)	195,828
	6/27/2008								50,000	(b)	2,554,500
	6/27/2008								23,000	(c)	1,175,070
	6/29/2009					5,700	(d)	291,213
	6/28/2010					6,020	(e)	307,562
	6/28/2010	0	19,750	46.47	6/28/2020
Dennis F. Riordan	1/3/2006	100,000	0	18.60	1/3/2016
	6/27/2007	47,100	0	26.48	6/27/2017
	6/27/2008								1,900	(b)	97,071
	6/27/2008								6,000	(b)	306,540
	6/27/2008								11,400	(c)	582,426
	6/27/2008	17,000	8,500	24.06	6/27/2018
	6/29/2009					4,033	(d)	206,046
	6/28/2010					4,150	(e)	212,024
	6/28/2010					22,430	(f)	1,145,949
	6/28/2010	0	13,650	46.47	6/28/2020
Thomas E. O’Neill	6/28/2005	186,534	0	29.65	6/28/2015
	6/27/2008	24,067	12,033	24.06	6/27/2018
	6/27/2008								2,666	(b)	136,206
	6/27/2008								35,000	(b)	1,788,150
	6/27/2008								16,000	(c)	817,440
	6/29/2009					4,033	(d)	206,046
	6/28/2010					4,150	(e)	212,024
	6/28/2010	0	13,650	46.47	6/28/2020
Harry J. Walsh	6/28/2005	186,534	0	29.65	6/28/2015
	6/27/2008	24,067	12,033	24.06	6/27/2018
	6/27/2008								2,666	(b)	136,206
	6/27/2008								35,000	(b)	1,788,150
	6/27/2008								16,000	(c)	817,440
	6/29/2009					4,033	(d)	206,046
	6/28/2010					4,150	(e)	212,024
	6/28/2010	0	13,650	46.47	6/28/2020

(a)	The option award for each NEO will vest in one-third increments beginning on the anniversary date of the grant, as listed in the table.

(b)	Restricted stock granted on June 27, 2008 that vests annually on the grant date anniversary over a three-year period, subject to the Company having operating net income greater than $0.

(c)	Performance units granted on June 27, 2008 that vest on June 27, 2011 based on achievement of targeted operating net income of $30.9 million for the six month period from July 1, 2008 through December 31, 2008, $53.84 million for fiscal year 2009, $58.14 million for fiscal year 2010, and $142.96 million cumulatively over the entire performance period. The number of units is subject to adjustment based upon achievement of targets, with no payout below 80% and up to 200%, if achievement meets or exceeds 120% of these targets. Because the Company achieved operating income in excess of target levels through December 31, 2010, the amounts in the table are reported, as required under SEC rules, at the next highest level above target, which is the maximum level (or 200% of target amounts).

(d)	Restricted stock units granted on June 29, 2009 that vest annually on the grant date anniversary over a three-year period.

(e)	Restricted stock units granted on June 28, 2010 that vest annually on grant date anniversary over a three-year period.

(f)	Restricted stock units granted as a special retention grant on June 28, 2010 that vest annually on grant date anniversary over a three year period.

2010 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares		Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting		on Vesting
Name	(#)	($)	(#)		($)

Sam K. Reed	0	0	8,500	(a)	394,485
	0	0	60,000	(a)	2,784,600
			6,117	(b)	279,669
David B. Vermylen	0	0	3,833	(a)	177,890
	0	0	50,000	(a)	2,320,500
			2,850	(b)	130,302
Dennis F. Riordan	0	0	1900	(a)	88,179
			6,000	(a)	278,460
			2,017	(b)	92,217
Thomas E. O’Neill	0	0	2,667	(a)	123,775
	0	0	35,000	(a)	1,624,350
			2,017	(b)	92,217
Harry J. Walsh	0	0	2,667	(a)	123,775
	0	0	35,000	(a)	1,624,350
			2,017	(b)	92,217

(a)	Represents the vesting of the second of three tranches of restricted stock awards granted in 2008.

(b)	Represents the vesting of the first tranche of restricted stock units granted in 2009.

2010 NON-QUALIFIED DEFERRED COMPENSATION

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at
	in Last FY	in Last FY	in Last FY	Distributions	Last FYE
Name	($)	($)	($)(a)	($)(b)	($)

Sam K. Reed	0	0	1,810,840	(9,956,523)	1,345,206
David B. Vermylen	0	0	1,285,410	(6,637,682)	1,751,328
Dennis F. Riordan	0	0	0	0	0
Thomas E. O’Neill	0	0	741,138	(4,525,713)	0
Harry J. Walsh	0	0	741,138	(4,525,713)	0

(a)	Amounts in this column are not included in the 2010 Summary Compensation Table of this Proxy Statement.

(b)	Reflects payments of previously-vested restricted stock units, payment of which was deferred until June 27, 2010.

The 2010 Non-Qualified Deferred Compensation Table presents amounts previously deferred under our Deferred Compensation Plan and the deferral of certain vested restricted stock units by Sam K. Reed, David B. Vermylen, Thomas E. O’Neill and Harry J. Walsh. Participants may defer up to 100% of their base salary and annual incentive plan payments under the Deferred Compensation Plan. Deferred amounts are credited with earnings or losses based on the return of mutual funds selected by the executive, which the executive may change at any time. We do not make contributions to participants’ accounts under the Deferred Compensation Plan, except to the extent that employees in the plan have their match in the 401(k) plan limited as a result of participating in the Deferred Compensation Plan. Distributions are made in either a lump sum or an annuity as chosen by the executive at the time of the deferral. During 2009, certain restricted stock units for the NEOs (except for Mr. Riordan) previously identified vested, and each of these NEOs elected to defer receipt of these awards until June 27, 2010. As these awards were deferred until 2010, they have been included in the table above in the “Aggregate Withdrawals/Distributions” column.

The earnings on Mr. Reed’s Deferred Compensation Plan account were measured by reference to a portfolio of publicly available mutual funds chosen by Mr. Reed in advance and administered by an outside third party. Earnings shown above for Mr. Reed also include earnings on restricted stock units that were deferred, which generated an annual gain of 19.08% in 2010; excluding the impact of the vested and deferred restricted stock units, Mr. Reed’s 2010 annual gain was approximately 15.48%. The earnings on Mr. Vermylen’s Deferred Compensation Plan account were measured by reference to a portfolio of publicly available mutual funds chosen by Mr. Vermylen in advance and administered by an outside third party. Earnings shown above for Mr. Vermylen also include earnings on vesting of restricted stock units that were deferred, which generated an annual gain of 18.1% in 2010; excluding the impact of the vested and deferred restricted stock units, Mr. Vermylen’s 2010 annual gain was approximately 12.78%. Earnings shown above for Messrs. O’Neill and Walsh are earnings on restricted stock units that were deferred. Messrs. O’Neill, Riordan and Walsh do not participate in the Deferred Compensation Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As noted on page 28 of this Proxy Statement, we have entered into employment agreements with our NEOs. The employment agreements provide for payments of certain benefits, as described below, upon the termination of a NEO. The NEO’s rights upon termination of his employment depend upon the circumstance of the termination. Central to an understanding of the rights of each NEO under the employment agreements is an understanding of the definitions of “Cause” and “Good Reason” that are used in the employment agreements. For purposes of the employment agreements:

•	We have Cause to terminate the NEO if the NEO has engaged in any of a list of specified activities, including refusing to perform duties consistent with the scope and nature of his position, committing an act materially detrimental to the financial condition and/or goodwill of us or our subsidiaries, commission of a felony or other actions specified in the definition.

•	The NEO is said to have Good Reason to terminate his employment and thereby gain access to the benefits described below if we assign the NEO duties that are materially inconsistent with his position, reduce his compensation, call for relocation, or take certain other actions specified in the definition.

The employment agreements require, as a precondition to the receipt of these payments, that the NEO sign a standard form of release in which the NEO waives all claims that the NEO might have against us and certain associated individuals and entities. The release also includes non-compete and non-solicit provisions that would apply for a period of one year following the NEO’S termination of employment and non-disparagement and confidentiality provisions that would apply for an unlimited period of time following the NEO’S termination of employment.

The employment agreement for each NEO specifies the payment to each individual in each of the following situations:

•	Involuntary termination without cause or resignation with Good Reason

•	Retirement

•	Death or disability

•	Termination without Cause or with Good Reason after change-in- control

In the event of an involuntary termination of the employee without Cause, or resignation by the employee for Good Reason, the NEO will receive two times the employee’s base salary and target bonus (three times in the case of Mr. Reed), and continuation of all health and welfare benefits for two years (three years in the case of Mr. Reed). In addition, any unvested options issued in connection with their employment agreement, shall become vested and exercisable and any restricted stock and restricted stock units outstanding and issued in connection with their employment agreement, shall continue to vest on the same terms that would have applied if the NEO’s termination had not occurred.

Hewitt has reviewed the existing change-in-control severance provisions of our NEOs’ employment agreements relative to the current practices of our Compensation Comparator Group and has found our practices to be within the norms of the group.

In the event of an involuntary termination of the employee without Cause, or resignation by the employee for Good Reason within a 24 month period immediately following a change — in-control of the Company, the NEO will receive three times the amount of his base salary and target bonus, and continuation of all health and welfare benefits for three years. In addition, all unvested options shall become vested and exercisable and any restricted stock, and restricted stock units outstanding shall fully vest. The NEOs, with the exception of Mr. Riordan, are eligible to receive a “gross-up” payment from the Company to the extent they incur excise taxes under Section 4999 of the Internal Revenue Code.

In the event of death, disability or retirement, the NEO will receive no additional payments but all unvested options shall become vested and exercisable and any restricted stock, and restricted stock units outstanding shall continue to vest on the same terms that would have applied if the NEO’S death, disability or retirement had not occurred. In the event of disability, NEOs receive continuation of health and welfare benefits for three years.

In 2010, the Company issued equity awards to our NEOs that are only subject to the terms and conditions of the Equity and Incentive Plan, and include stock options, restricted stock and performance units. In the event of a change-in-control, unvested stock options will become fully vested, the restrictions on the restricted stock will lapse, and the restrictions on the greater of the units awarded or accrued will lapse in full. In the event of death, disability, or retirement, unvested options will become fully vested, and a pro rata portion of the restricted stock that would be eligible for lapse of restrictions on the next anniversary date of the grant will lapse. No performance units will vest upon death, disability or retirement. Unvested stock options, restricted stock and performance units will be forfeited for any other reason of termination.

The tables below illustrate the payouts to each NEO under each of the various separation situations. The tables assume that the terminations took place on December 31, 2010.

Name of Participant: Sam K. Reed

				Involuntary
				Termination
				without
	Involuntary			Cause or
	Termination			Resignation
	without			for Good
	Cause or			Reason	Change in
	Resignation			Following	Control
	for Good		Disability	Change in	Without
	Reason(1)	Retirement	or Death	Control	Termination
	($)	($)	($)	($)	($)

Severance	$5,304,000	$0	$0	$5,304,000	$0
Interest on Severance	$10,184	$0	$0	$10,184	$0
Pro-rated Annual Incentives	$0	$0	$0	$884,000	$0
Stock Options	$0	$0	$1,227,002	$1,227,002	$1,227,002
Restricted Stock, Restricted Stock Units and Performance Units	$0	$317,638	$317,638	$6,510,583	$6,510,583
Cash LTIP	$1,155,250	$1,155,250	$1,155,250	$2,128,500	$2,128,500
Welfare Benefits	$35,200	$0	$35,200	$35,200	$0
Excise Tax & Gross-Up	$0	$0	$0	$2,777,615	$0

Aggregate Payments	$6,504,634	$1,472,888	$2,735,090	$18,877,084	$9,866,085

(1)	Assumes Mr. Reed is acting as CEO at the time of involuntary or Good Reason termination. If Mr. Reed were not acting in the capacity of CEO, termination would result in the full vesting of stock options, basic restricted shares and the Cash LTIP.

Name of Participant: David B. Vermylen

				Involuntary
				Termination
				without
	Involuntary			Cause or
	Termination			Resignation
	Without			for Good
	Cause or			Reason	Change in
	Resignation			Following	Control
	for Good		Disability	Change in	Without
	Reason	Retirement	or Death	Control	Termination
	($)	($)	($)	($)	($)

Severance	$2,127,600	$0	$0	$3,191,400	$0
Interest on Severance	$6,127	$0	$0	$6,127	$0
Pro-rated Annual Incentives	$0	$0	$0	$472,800	$0
Stock Options	$0	$0	$556,161	$556,161	$556,161
Restricted Stock, Restricted Stock Units	$0	$148,001	$148,001	$4,196,985	$4,196,985
Cash LTIP	$540,000	$540,000	$540,000	$997,500	$997,500
Welfare Benefits	$21,363	$0	$32,044	$32,044	$0
Excise Tax & Gross-Up	$0	$0	$0	$1,555,439	$0

Aggregate Payments	$2,695,090	$688,001	$1,276,206	$11,008,456	$5,750,646

Name of Participant: Dennis F. Riordan

				Involuntary
				Termination
	Involuntary			without Cause
	Termination			or Resignation
	Without			for Good
	Cause or			Reason	Change in
	Resignation			Following	Control
	for Good		Disability	Change in	Without
	Reason	Retirement	or Death	Control	Termination
	($)	($)	($)	($)	($)

Severance	$1,324,800	$0	$0	$1,987,200	$0
Interest on Severance	$3,815	$0	$0	$3,815	$0
Pro-rated Annual Incentives	$0	$0	$0	$248,400	$0
Stock Options	$0	$0	$292,818	$292,818	$292,818
Restricted Stock, Restricted Stock Units and Performance Units	$0	$104,726	$104,726	$2,556,206	$2,556,206
Cash LTIP	$378,750	$378,750	$378,750	$697,500	$697,500
Welfare Benefits	$24,747	$0	$37,120	$37,120	$0
Excise Tax & Gross-Up	$0	$0	$0	$0	$0

Aggregate Payments	$1,732,112	$483,476	$813,414	$5,823,059	$3,546,524

Name of Participant: Thomas E. O’Neill

				Involuntary
				Termination
				without
	Involuntary			Cause or
	Termination			Resignation
	Without			for Good
	Cause or			Reason	Change in
	Resignation			Following	Control
	for Good		Disability	Change in	Without
	Reason	Retirement	or Death	Control	Termination
	($)	($)	($)	($)	($)

Severance	$1,324,800	$0	$0	$1,987,200	$0
Interest on Severance	$3,815	$0	$0	$3,815	$0
Pro-rated Annual Incentives	$0	$0	$0	$248,400	$0
Stock Options	$0	$0	$388,324	$388,324	$388,324
Restricted Stock, Restricted Stock Units and Performance Units	$0	$104,726	$104,726	$2,932,907	$2,932,907
Cash LTIP	$378,750	$378,750	$378,750	$697,500	$697,500
Welfare Benefits	$24,747	$0	$37,120	$37,120	$0
Excise Tax & Gross-Up	$0	$0	$0	$901,416	$0

Aggregate Payments	$1,732,112	$483,476	$908,920	$7,196,682	$4,018,731

Name of Participant: Harry J. Walsh

				Involuntary
				Termination
				without
	Involuntary			Cause or
	Termination			Resignation
	Without			for Good
	Cause or			Reason	Change in
	Resignation			Following	Control
	for Good		Disability	Change in	Without
	Reason	Retirement	or Death	Control	Termination
	($)	($)	($)	($)	($)

Severance	$1,324,800	$0	$0	$1,987,200	$0
Interest on Severance	$3,815	$0	$0	$3,815	$0
Pro-rated Annual Incentives	$0	$0	$0	$248,400	$0
Stock Options	$0	$0	$388,324	$388,324	$388,324
Restricted Stock, Restricted Stock Units and Performance Units	$0	$104,726	$104,726	$2,932,907	$2,932,907
Cash LTIP	$378,750	$378,750	$378,750	$697,500	$697,500
Welfare Benefits	$23,691	$0	$35,536	$35,536	$0
Excise Tax & Gross-Up	$0	$0	$0	$900,441	$0

Aggregate Payments	$1,731,056	$483,476	$907,336	$7,194,123	$4,018,731

2010 DIRECTOR COMPENSATION

Directors who are employees of the Company receive no additional fee for service as a director. Non-employee directors receive a combination of cash payments and equity-based compensation as shown in the table and narrative below.

	Fees Earned	Restricted
	or Paid	Stock
	in Cash	Units	Total
Name	($)(a)	($)(b)	($)

George V. Bayly	65,750	111,993	177,743
Diana S. Ferguson	74,000	111,993	185,993
Dennis F. O’Brien	65,000	111,993	176,993
Frank J. O’Connell	67,000	111,993	178,993
Ann M. Sardini	77,250	111,993	189,243
Gary D. Smith	71,500	111,993	183,493
Terdema L. Ussery, II	73,000	111,993	184,993

(a)	Consists of the amounts described below under “Cash Compensation.” With respect to Mr. Smith, includes $5,000 paid for service as Lead Independent Director. With respect to Ms. Sardini, includes $10,000 paid for service as Chairman of the Audit Committee. With respect to Mr. O’Connell, includes $5,000 paid for service as Chairman of the Nominating and Corporate Governance Committee. With respect to Mr. Ussery, includes $5,000 paid for service as Chairman of the Compensation Committee.

(b)	In 2010, each director was granted 2,410 restricted stock units with a grant date fair value of $46.47 per unit As of December 31, 2010, Mr. Bayly has 22,499 stock options and 2,410 restricted stock units outstanding and 7,600 vested restricted stock units deferred until termination of service from the Board; Ms. Ferguson has 3,500 stock options and 2,410 restricted stock units outstanding and 3,900 restricted stock units deferred until termination of service from the Board; Mr. O’Brien has 2,410 restricted stock units outstanding and 3,500 restricted stock units deferred until termination of service from the Board; Mr. O’Connell has 22,499 stock options and 2,410 restricted stock units outstanding and 7,600 vested restricted stock units deferred until termination of service from the Board; Ms. Sardini has 1,300 stock options and 2,410 restricted stock units outstanding and 7,600 vested restricted stock units deferred until termination of service from the Board; Mr. Smith has 22,499 stock options and 2,410 restricted stock units outstanding and 7,600 vested restricted stock units deferred until termination of service from the Board; and Mr. Ussery has 22,499 stock options and 2,410 restricted stock units outstanding and 7,600 vested restricted stock units deferred until termination of service from the Board.

Cash Compensation

Directors who are not employees of the Company receive a fee of $50,000 per year plus $1,500 per Board and committee meeting attended in person, and $750 for meetings attended telephonically.

Equity-Based Compensation

To ensure that directors have an ownership interest aligned with other stockholders, each outside director will be granted options and/or restricted stock units of the Company’s stock having a value determined by the Board.

Board Stock Ownership and Age Requirements

As TreeHouse does not have stock ownership guidelines for management, it also does not have ownership guidelines for the Board. Not only do we feel the need for consistency on this policy, but TreeHouse wants to choose the best potential directors, not just those who are independently wealthy and can afford to hold their stock positions. At the same time, our directors generally have held their equity grants, and accordingly, we do not believe formal ownership guidelines are necessary for TreeHouse.

We have not set an upper age limit for Board members as we feel that highly experienced directors on our Board have provided and will provide our management team with great insight and wisdom into our business. In addition to our experiences, several corporate boards across the United States benefit greatly from more seasoned business leaders.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

No member of the Compensation Committee was, during the year ended December 31, 2010, an officer, former officer or employee of the Company or any of its subsidiaries. No executive officer of the Company served as a member of (i) the compensation committee of another entity in which one of the executive officers of such entity served on the Company’s Compensation Committee, (ii) the board of directors of another entity in which one of the executive officers of such entity served on the Company’s Compensation Committee, or (iii) the compensation committee of another entity in which one of the executive officers of such entity served as a member of the Company’s Board of Directors, during the year ended December 31, 2010.

COMMITTEE REPORTS

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that might incorporate by reference this Proxy Statement or future filings with the SEC, in whole or in part, the following Committee reports shall not be deemed to be incorporated by reference into any such filings, except to the extent we specifically incorporate by reference a specific report into such filing. Further, the information contained in the following committee reports shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C other than as set forth in Item 407 of Regulation S-K, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information contained in any of these reports be treated as soliciting materials.

The Board has established three committees to help oversee various matters of the Company. These include the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of these Committees operates under the guidelines of their specific charters. These charters may be reviewed on our website at www.treehousefoods.com.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is currently composed of four independent directors, Ms. Ferguson, Ms. Sardini and Messrs. O’Brien and Ussery, and operates pursuant to a written charter. The Company’s management is responsible for its internal accounting controls and the financial reporting process. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements and internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and to issue reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes, and appoint, evaluate, and review the performance of the Audit Committee, and compensate the independent registered public accounting firm.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent registered public accounting firm a formal written statement describing all relationships between the independent registered public accounting firm and the Company that might bear on the independent registered public accounting firm’s independence consistent with PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and discussed with Deloitte & Touche LLP any relationships that may impact its objectivity and independence, and the Audit Committee satisfied itself as to Deloitte & Touche LLP’s independence. The Audit Committee has reviewed and discussed the financial statements with management. The Audit Committee also discussed with management and Deloitte & Touche LLP the quality and adequacy of the Company’s internal controls and the internal audit department’s organization, responsibilities, budget and staffing. The Audit Committee reviewed both with Deloitte & Touche LLP and the internal auditors their audit plans, audit scope, and identification of audit risks.

The Audit Committee discussed and reviewed with Deloitte & Touche LLP all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” as adopted by the PCAOB in Rule 3200T, and, with and without management present, discussed and reviewed the results of Deloitte & Touche LLP’s examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

Based on the Audit Committee’s discussions with management and Deloitte & Touche LLP and the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC.

In order to assure that the provision of audit and non-audit services provided by Deloitte & Touche LLP, our independent registered public accounting firm, does not impair its independence, the Audit Committee is required to pre-approve all audit services to be provided to the Company by Deloitte & Touche LLP, and all other services, including review, attestation and non-audit services, other than de minimis services that satisfy the requirements of the New York Stock Exchange and the Exchange Act, pertaining to de minimis exceptions.

This report is respectfully submitted by the Audit Committee of the Board of Directors.

Ann M. Sardini, Chairman
Diana S. Ferguson
Dennis F. O’Brien
Terdema L. Ussery, II

REPORT OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee is currently comprised of three independent directors, Messrs. Bayly, O’Brien and O’Connell. The purposes of the Nominating and Corporate Governance Committee are (i) to identify individuals qualified to become members of the Board, (ii) to recommend to the Board the persons to be nominated for election as directors at any meeting of the stockholders, (iii) in the event of a vacancy on or increase in the size of the Board, to recommend to the Board the persons to be nominated to fill such vacancy or additional Board seat, (iv) to recommend to the Board the persons to be nominated for each committee of the Board,

(v) to develop and recommend to the Board a set of corporate governance guidelines applicable to the Company, including the Company’s Code of Ethics, and (vi) to oversee the evaluation of the Board. The Nominating and Corporate Committee will consider nominees who are recommended by stockholders, provided such nominees are recommended in accordance with the nominating procedures set forth in the Company’s By-laws. The Board adopted a charter for the Nominating and Corporate Governance Committee in June 2005.

This report is respectfully submitted by the Nominating and Corporate Governance Committee of the Board of Directors.

Frank J. O’Connell, Chairman
George V. Bayly
Dennis F. O’Brien

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee is comprised of Ms. Ferguson and Messrs. Bayly, Smith and Ussery and operates pursuant to a written charter. The Compensation Committee oversees the Company’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and the Company’s Proxy Statement to be filed in connection with the Company’s 2011 Annual Meeting of Stockholders, each of which will be filed with the SEC.

This report is respectfully submitted by the Compensation Committee of the Board of Directors.

Terdema L. Ussery, II, Chairman
Diana S. Ferguson
George V. Bayly
Gary D. Smith

FEES BILLED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees billed for professional services rendered for the audit of our consolidated financial statements, audit of our internal controls over financial reporting and review of our quarterly reports on Form 10-Q and fees billed for other services rendered by Deloitte & Touche LLP for 2009 and 2010:

	2009	2010

Audit Fees	$1,533,626	$1,143,531
Audit-related Fees	$0	$0
Tax Fees	$167,174	$40,543
All other Fees(1)	$204,000	$211,000

Total Fees	$1,904,800	$1,395,074

(1)	All other Fees in 2010 includes accounting consultations and due diligence in connection with the Company’s acquisition of Sturm Foods, Inc. and S.T. Specialty Foods, Inc.

Audit fees include fees associated with the annual audit of our consolidated financial statements and internal controls over financial reporting and reviews of the Company’s quarterly reports on Form 10-Q. Audit-related fees include consultation concerning financial accounting and SEC reporting standards. Tax fees include services rendered for tax advice and tax planning. All other fees are for any other services not included in the first three categories. The Audit Committee pre-approved all of the audit, audit-related, tax and other services in accordance with the pre-approval policies described above under the heading “Committee Reports — Report of the Audit

Committee” and determined that the independent accountant’s provision of non-audit services is compatible with maintaining the independent accountant’s independence.

AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION

In our continuing review and consideration of the Company’s corporate governance practices and policies, we have evaluated provisions of our Certificate, By-laws and other policies relating to certain stockholder rights. As a result, the Board has determined that it is in the best interests of the Company and its stockholders to modify certain governance provisions and practices, including those described below in Proposal 3 and Proposal 4. In addition to the actions proposed in this Proxy Statement, the Board recently approved and adopted an amendment to the By-laws to provide for majority voting in uncontested director elections, commencing with this Meeting, and the Company’s stockholder rights plan that became effective in 2005 in connection with the formation of the Company expired in June 2010 and was not renewed.

We are proposing two amendments to the Certificate in our ongoing effort to balance the roles of stockholders and directors in governing our Company, as well as other business considerations of the Company. If adopted by stockholders, these amendments would (i) provide stockholders with the right to call special meetings of stockholders and (ii) reduce the stockholder vote required for stockholders to remove a director for cause.

The summaries of the amendments contained in this Proxy Statement are qualified in their entirety by reference to the full text of the proposed amendments set forth below. If stockholders approve the amendments to the Certificate at the Meeting, corresponding changes to the Company’s By-laws also will become effective.

AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION RELATED TO STOCKHOLDERS’ RIGHT TO CALL
SPECIAL MEETINGS (PROPOSAL 3)

The Board recommends that stockholders approve an amendment to our Certificate in order to provide stockholders with the right to call special meetings of stockholders. The ability of stockholders to call special meetings of stockholders is increasingly considered an important corporate governance practice for United States public companies. The Board is proposing an amendment to our Certificate to provide stockholders representing at least a majority of the votes which all stockholders would be entitled to cast in any annual election of directors or class of directors the right to call special meetings of stockholders. The Certificate currently provided that only the Board, Chairman of the Board, Chief Executive Officer and President may call special meetings of stockholders.

We believe the proposed stockholder right to call special meetings as set forth in this Proposal 3 appropriately balances the roles of shareholders and directors in governing the Company. The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has unanimously adopted resolutions approving this amendment to the Certificate and recommending approval of this amendment to our stockholders. The Board also has adopted a corresponding amendment to the By-laws that would become effective upon stockholder approval of this Proposal 3.

The text of the proposed amendment to Article Eleventh of the Certificate is set forth below (with deletions indicated by strikethrough and additions indicated by underline):

“ELEVENTH: Special meetings of stockholders for any purpose or purposes may be called at any time by the Board of Directors, the Chairman of the Board ~~or the President, but such~~, the President or upon request of stockholders representing at least a majority of the votes which all stockholders would be entitled to cast in any annual election of directors or class of directors. Such special meetings may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. Notwithstanding any other provision of applicable law, this Restated Certificate of Incorporation or the By-laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors represented at a meeting of stockholders at which a quorum is present (as provided in the By-laws of the Corporation) shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article ELEVENTH.”

The affirmative vote of 75% of the shares of common stock entitled to vote at the Meeting is required for approval of this Proposal 3.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE AMENDMENT OF THE RESTATED
CERTIFICATE OF INCORPORATION TO PROVIDE STOCKHOLDERS THE RIGHT TO CALL SPECIAL MEETINGS OF
STOCKHOLDERS.

AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION RELATED TO REMOVAL OF DIRECTORS (PROPOSAL 4)

The Board recommends that stockholders approve an amendment to our Certificate in order to reduce the stockholder vote required to remove a director for cause. In connection with the review of our corporate governance practices and policies, the Board determined that, although it believes that the extraordinary action of removing a director with cause should only be taken by stockholders when there is a substantial consensus among all stockholders, it is appropriate at this time that stockholders representing a majority of the voting power be able to take such action. The Board is proposing an amendment to our Certificate to provide stockholders representing at least a majority of the votes which all stockholders would be entitled to cast in any annual election of directors or class of directors with the right to remove a director for cause. The Certificate currently requires the vote of stockholders representing at least 75% of the votes which all stockholders would be entitled to cast in any annual election of directors or class of directors in order for stockholders to remove a director for cause.

We believe the proposed amendment described in this Proposal 4 appropriately balances the roles of shareholders and directors in governing the Company. The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has unanimously adopted resolutions approving this amendment to the Certificate and recommending approval of this amendment to our stockholders. The Board also has adopted a corresponding amendment to the By-laws that would become effective upon stockholder approval of this Proposal 4.

The text of the proposed amendment to Article Ninth of the Certificate is set forth below (with deletions indicated by strikethrough and additions indicated by underline):

“5.  Removal. Subject to the rights of holders of any series of Preferred Stock, directors of the Corporation may be removed only for cause and only by the affirmative vote of the holders of at least ~~seventy-five percent (75%)~~a majority of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors.”

The affirmative vote of 75% of the shares of common stock entitled to vote at the Meeting is required for approval of this Proposal 4.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE AMENDMENT OF THE RESTATED
CERTIFICATE OF INCORPORATION TO REDUCE THE STOCKHOLDER VOTE REQUIRED TO REMOVE A DIRECTOR FOR
CAUSE.

ADVISORY VOTE ON EXECUTIVE COMPENSATION (PROPOSAL 5)

Pursuant to Section 14A of the Exchange Act, we are seeking stockholder approval of the Company’s executive compensation program and practices as disclosed in this Proxy Statement. Stockholders are being asked to vote on the following advisory resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s executive officers, as disclosed in the 2011 Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure.”

The Company has a pay-for-performance philosophy that forms the foundation of our decisions regarding execution of compensation. This philosophy and the compensation structure approved by the Compensation Committee are central to the Company’s ability to attract, retain and motivate individuals who can achieve superior financial results in the best interests of the Company and its stockholders. To that end, our program links pay to performance by delivering a significant majority of the total compensation opportunity of our NEOs in variable or “pay at risk” compensation programs (annual and long-term incentive plans). Our program also aligns the NEOs’ financial interest with those of our stockholders by delivering a substantial portion of their total compensation in the form of equity awards and other long-term incentive vehicles.

We urge our stockholders to read “Compensation Discussion and Analysis” above, which describes in detail how our executive compensation program and practices operate and are designed to achieve our compensation objectives, as well as the accompanying compensation tables which provide detailed information on the compensation of our NEOs.

This advisory vote on the Company’s executive compensation program and practices is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will carefully review the voting results when evaluating our executive compensation program.

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to be voted on the proposal at the Meeting is required for approval of this advisory resolution.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE ADVISORY RESOLUTION SET FORTH
ABOVE.

ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION (PROPOSAL 6)

Pursuant to Section 14A of the Exchange Act, we are asking stockholders to vote on whether future advisory votes on executive compensation of the nature reflected in Proposal 5 above should occur every year, every two years or every three years.

After careful consideration the Board has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for the Company at this time, and recommends that stockholders vote for future advisory votes on executive compensation to occur every year. While the Company’s executive compensation programs are designed to promote a long-term connection between pay and performance, the Board recognizes that executive compensation disclosures are made annually. Given that the “say-on-pay” advisory vote provisions are new, holding an annual advisory vote on executive compensation provides the Company with more direct and immediate feedback on our compensation disclosures. We believe that an annual advisory vote on executive compensation is consistent with our practice of seeking input and engaging in dialogue with our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices.

This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board. Stockholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. The frequency alternative that receives the most votes will be the choice of stockholders. Stockholders are not voting to approve or disapprove the Board’s recommendation. Although non-binding, the Board and the Compensation Committee will carefully review the voting results. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

RECOMMENDATION:
THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE TO CONDUCT FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY YEAR.

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING OF STOCKHOLDERS

Any stockholder who intends to present proposals at the Annual Meeting of Stockholders in 2012 pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must send notice of such proposal to us so that we receive it no later than November 16, 2011. Any stockholder who intends to present proposals at the Annual Meeting of Stockholders in 2012 other than pursuant to Rule 14a-8 must comply with the notice provisions in our By-laws. The notice provisions in our By-laws require that, for a proposal to be properly brought before the Annual Meeting of Stockholders in 2012, proper notice of the proposal must be received by us not less than 90 days or more than 120 days prior to the first anniversary of this year’s Annual Meeting. Stockholder proposals should be addressed to TreeHouse Foods, Inc., 2021 Spring Road, Suite 600, Oak Brook, IL 60532, Attention: Corporate Secretary.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. We have not implemented householding rules with respect to our record holders. However, a number of brokers with account holders who are stockholders may be “householding” our proxy materials. If a stockholder receives a householding notification from his, her or its broker, a single proxy statement and annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise.

Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request “householding” of their communications should contact their broker. In addition, if any stockholder that receives a “householding” notification wishes to receive a separate annual report and proxy statement at his, her or its address, such stockholder should also contact his, her or its broker directly. Stockholders who in the future wish to receive multiple copies may also contact the Company at 2021 Spring Road, Suite 600, Oak Brook, IL 60532, attention: Investor Relations; (708) 483-1300.

STOCKHOLDER COMMUNICATION WITH THE BOARD

Stockholders and other interested parties may contact the Board of Directors, the non-management directors or any individual director (including the Lead Independent Director) by writing to them c/o TreeHouse Foods Corporate Secretary, 2021 Spring Road, Suite 600, Oak Brook, IL 60523, and such mail will be forwarded to the director or directors, as the case may be.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company has been advised that a representative of Deloitte & Touche LLP, its independent registered public accounting firm, will be present at the Annual Meeting and available to respond to appropriate questions. The representative will also be given an opportunity to make a statement if he or she so desires.

OTHER MATTERS

If any other matters properly come before the Annual Meeting, it is the intention of the person named in the enclosed form of proxy to vote the shares they represent in accordance with the judgments of the persons voting the proxies.

The Annual Report of the Company for the year ending December 31, 2010, was mailed to stockholders together with this Proxy Statement.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov and on our website at www.treehousefoods.com. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549.

You may also request one free copy of any of our filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) by writing or telephoning Thomas E. O’Neill, Senior Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary at our principal executive office: TreeHouse Foods, Inc., 2021 Spring Road, Suite 600, Oak Brook, Illinois 60523, telephone (708) 483-1300.

By Order of the Board of Directors

Thomas E. O’Neill
Corporate Secretary

Appendix A

CORPORATE GOVERNANCE GUIDELINES: DIRECTOR INDEPENDENCE

Except as may otherwise be permitted by NYSE rules, a majority of the members of the Board shall be independent directors. To be considered independent: (1) a director must be independent as determined under Section 303A.02(b) of the New York Stock Exchange Listed Company Manual and (2) in the Board’s judgment (based on all relevant facts and circumstances), the director does not have a material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company).

A-1

YOUR VOTE IS IMPORTANT
VOTE BY INTERNET/TELEPHONE
24 HOURS A DAY, 7 DAYS A WEEK
Proxies submitted by telephone or internet must be received by 11:59 p.m. Central Time, on April
27, 2011.

VOTE BY INTERNET		VOTE BY TELEPHONE		VOTE BY MAIL
http://www.proxyvoting.com/ths		1-866-540-5760
• Go to the website address listed above.	OR	• Use any touch-tone telephone.	OR	• Mark, sign and date your proxy card.
• Have your proxy card ready.		• Have your proxy card ready.		• Detach your proxy card.
• Follow the simple instructions that appear on your computer screen.		• Follow the simple recorded instructions.		• Return your proxy card in the postage-paid envelope provided.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card

Mark, Sign, Date and Return The Proxy Card Promptly
Using the Enclosed Envelope
Votes must be indicated
(x) in Black or Blue ink
The Board of Directors recommends a vote FOR all nominees for director, FOR proposals 2, 3, 4 and 5 below, and FOR the 1 year frequency option in Proposal 6.
1.	Election of Directors

Nominees:		FOR	AGAINST	ABSTAIN
	(01) Ann M. Sardini	[ ]	[ ]	[ ]
	(02) Dennis F. O’Brien	[ ]	[ ]	[ ]
	(03) Sam K. Reed	[ ]	[ ]	[ ]
2.	Ratification of Selection of Deloitte & Touche LLP as Independent Auditors

For	Against	abstain

[ ]	[ ]	[ ]
3.	Amendment of the TreeHouse Foods, Inc. Restated Certificate of Incorporation to provide stockholders the right to call special meetings of stockholders

For	Against	abstain

[ ]	[ ]	[ ]
4.	Amendment of the TreeHouse Foods, Inc. Restated Certificate of Incorporation to reduce the stockholder vote required to remove a director for cause

For	Against	abstain

[ ]	[ ]	[ ]
5.	Advisory approval of executive compensation

For	Against	abstain

[ ]	[ ]	[ ]
6.	Advisory approval of the frequency of future advisory votes on executive compensation

1 Year	2 Years	3 Years	Abstain

[ ]	[ ]	[ ]	[ ]
In their discretion, the proxies are authorized to vote upon any other business as may properly come before the meeting or any adjournment or postponement thereof.
Please sign this proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you attend. Please sign exactly as your name appears herein. Give full title if an Attorney, Executor, Administrator, Trustee, Guardian, etc. For an account in the name of two or more persons, each should sign, or if one signs, he should attach evidence of his authority.

Share Owner sign here	Date	Co-Owner sign here	Date

You can now access your TreeHouse Foods, Inc. account online.
Access your TreeHouse Foods, Inc. account online via Investor ServiceDirect® (ISD).
BNY Mellon Shareowner Services, the transfer agent for TreeHouse Foods, Inc., now makes it easy and convenient to get current information on your stockholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.
Important notice regarding the Internet availability of proxy materials for the Annual Meeting of stockholders. The Proxy Statement and the 2010 Annual Report to Stockholders are available at: http://www.proxyvoting.com/ths
▼  FOLD AND DETACH HERE  ▼

TREEHOUSE FOODS, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS – APRIL 28, 2011
     The undersigned appoints Sam K. Reed, David B. Vermylen and Thomas E. O’Neill, and each of them, attorneys and proxies, with the power of substitution in each of them, to vote for and on behalf of the undersigned at the Annual Meeting of Stockholders of the Company to be held on April 28, 2011, and any adjournment or postponement thereof, upon the matters coming before the meeting, as set forth in the Notice of Meeting and Proxy Statement, both of which have been received by the undersigned. Without otherwise limiting the general authorization given hereby, said attorneys and proxies are instructed to vote as follows:
     THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE, IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR, FOR PROPOSALS 2, 3, 4 AND 5 AND FOR THE ONE YEAR FREQUENCY OPTION IN PROPOSAL 6.
     YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.
(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250